An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed and may be obtained.

Preliminary Offering Circular
January 4, 2021
Subject to Completion

MCI INCOME FUND V, LLC
2101 Cedar Springs, Suite 700
Dallas, Texas 75201
(888) 418-3730

7.00% Senior Secured Bonds (A-1 Bonds)
7.50% Senior Secured Bonds (B-1 Bonds)

$50,000,000 Aggregate Maximum Offering Amount (50,000 Bonds)
$10,000 Minimum Purchase Amount (10 Bonds)

 MCI Income Fund V, LLC, a Delaware limited liability company, or the Company, is offering a maximum of $50,000,000 in the aggregate, its 7.00% senior secured bonds, or the “A-1 Bonds” and its 7.50% senior secured bonds, or the “B-1 Bonds” and collectively, the “Bonds,” pursuant to this offering circular. The purchase price per Bond is $1,000, with a minimum purchase amount of $10,000, or the “minimum purchase;” however, the Company, in the Manager’s sole discretion, reserves the right to accept smaller purchase amounts. The A-1 Bonds and B-1 Bonds will bear interest at a rate equal to 7.00% and 7.50 % per year, respectively, payable to the record holders of the Bonds quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year, beginning on the first such date that corresponds to the first full quarter after the initial closing in the offering. The Bonds will mature on [June 30, 2025]. Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed for at the same interest rate for two additional three-year terms, unless redeemed upon maturity at our or your election.

The Bonds will be secured by a senior blanket lien on all of our assets, or the “collateral,” and will rank pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding, senior in right of payment to our future indebtedness from time to time outstanding that is expressly subordinated to the Bonds, senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us, and structurally junior to all the indebtedness of our subsidiaries.

The Bondholders will have the right to have their Bonds redeemed (i) during their term and (ii) in the case of a holder’s death, bankruptcy or total permanent disability, each subject to notice, discounts and other provisions contained in this offering circular. See “Description of Bonds – Redemption Upon Death, Disability or Bankruptcy” and “Description of Bonds – Bondholder Redemption” for more information.

The Bonds will be offered to prospective investors on a best efforts basis by International Asset Advisors, or our “managing broker-dealer,” a Texas corporation and a member of the Financial Industry Regulatory Authority, or “FINRA.” “Best efforts” means that our managing broker-dealer is not obligated to purchase any specific number or dollar amount of Bonds, but it will use its best efforts to sell the Bonds. Our managing broker-dealer may engage additional broker-dealers, or “selling group members,” who are members of FINRA to assist in the sale of the Bonds. At each closing date, the proceeds for such closing will be disbursed to our company and Bonds relating to such proceeds will be issued to their respective investors. We expect to commence the sale of the Bonds as of the date on which the offering statement is declared qualified by the United States Securities and Exchange Commission, or the “SEC” and terminate the offering on June 30, 2022 or the date upon which our Manager determines to terminate the offering, in its sole discretion. Notwithstanding the previous sentence, our Manager has the right to extend this offering beyond June 30, 2022 for two consecutive six-month periods.

	Price to Investors	Managing Broker-Dealer Fee, Commissions and Expense Reimbursements(1)(2)	Proceeds to Company	Proceeds to Other Persons

Per A-1 Bond(3)	$1,000	$90	$910.00	$0

Per B-1 Bond(3)	$1,000	$30	$970.00	$0

Maximum Offering Amount of A-1 Bonds (3)(4)	$50,000,000	$4,500,000	$45,500,000	$0

Maximum Offering Amount of B-1 Bonds (3)(5)	$50,000,000	$1,500,000	$48,500,000	$0
_________
(1) This includes (a) selling commissions of 6.00% of gross offering proceeds on the sale of A-1 Bonds, (b) a managing broker-dealer fee of up to 0.5% of the gross proceeds of the offering, (c) a wholesaling fee of up to 1.50% of gross proceeds from the certain sales of the Bonds, and (d) a nonaccountable expense reimbursement of up to 1.00% of gross offering proceeds on the sale of A-1 Bonds. The B-1 Bonds will be sold solely to certain purchasers, including those purchasing through a registered investment advisor. See “Plan of Distribution – Eligibility to Purchase B-1 Bonds.”  We will not pay selling commissions on the sale of B-1 Bonds; however, we will pay a managing broker-dealer fee and a wholesaling fee, and may pay nonaccountable expense reimbursements of up to 1.00% on such sales. See “Use of Proceeds” and “Plan of Distribution” for more information.

(2) The table above does not include an organizational and offering fee, or O&O Fee, of 2.00% of offering proceeds ($1,000,000 at the maximum offering amount) payable to our Manager. Our Manager will be entitled to retain as compensation any amount by which the O&O Fee exceeds actual organization and offering expenses. To the extent organizational and offering expenses exceed 2.00% of the gross proceeds raised in the offering, our Manager will pay such amounts without reimbursement from us. In no event will the O&O Fee payable to our Manager exceed 2.00% of the offering proceeds.

(3) All figures are rounded to the nearest dollar.

(4) The table above shows amounts payable to our managing broker-dealer if we sell the maximum offering amount comprised solely of A-1 Bonds.

(5) The table above shows amounts payable to our managing broker-dealer if we sell the maximum offering amount comprised solely of B-1 Bonds. We will pay our managing broker-dealer the same amount for sales of B-1 Bonds.

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Bonds is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is no market for the Bonds being offered, nor does our company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the RISK FACTORS beginning on page 8 of this offering circular. We are not an investment company and are not required to register under the Investment Company Act of 1940; therefore, investors will not receive the protections of such act.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

FORM 1-A DISCLOSURE FORMAT IS BEING FOLLOWED.

ABOUT THIS OFFERING CIRCULAR

The information in this offering circular may not contain all of the information that is important to you. You should read this entire offering circular and the exhibits carefully before deciding whether to invest in the Bonds. See “Where You Can Find Additional Information” in this offering circular.

Unless the context otherwise indicates, references in this prospectus supplement to the terms “company,” “we,” “us,” and “our,” refer to MCI Income Fund V, LLC, a Delaware limited liability company; our “Manager” refers to Megatel Capital Investments, LLC, a Delaware limited liability company, our sole member and manager; and our “Sponsor” refers to our Manager, and its subsidiaries.

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Bonds. You should carefully read this entire offering circular, including the information under the heading “Risk Factors” and all information included in this offering circular.

Our Company. MCI Income Fund V, LLC, a Delaware limited liability company was formed on November 4, 2020 to invest substantially all of the proceeds from this offering available for investment, after the payment of fees and expenses, in a secured Master Credit Facility between the company and Megatel Homes, LLC, a Texas limited liability company; Megatel Holdings, LLC, a Texas limited liability company; and Megatel Homes III, LLC, a Texas limited liability company; including any wholly-owned subsidiaries of such entities and affiliates that may now or hereafter be joined thereunder pursuant to a joinder agreement, collectively, and any of which may be referred to herein as, Megatel. We will make loans to Megatel under the Master Credit Facility, or the Loans. We will underwrite the Loans using our underwriting criteria and will set the terms of the Loans, including the interest rates. We will seek to set interest rates that reflect the market interest rates for loans of the same or similar type and purpose, while supporting our obligations, including the obligations under our Bonds.

Megatel will seek to use the proceeds from our loans for the acquisition of: (A) parcels of real property (including but not limited to raw/unentitled land and/or finished lots) (i) for development into single-family residential lots, (ii) for the construction of single-family homes to be marketed and sold to homebuyers, (iii) for the construction of condominiums to be marketed and sold to homebuyers, and (iv) for the development and/or construction of multi-family residential communities, (v) for the development and/or construction of storage facilities, retail, and/or other commercial real estate assets, or mixed-use properties; (B) the acquisition of existing single-family homes to be redeveloped, renovated, and/or repositioned for marketing and sale; (C) the acquisition of existing multi-family properties to be redeveloped, renovated, and/or repositioned for marketing and sale, and/or (D) the acquisition of existing commercial properties to be redeveloped, renovated, and/or repositioned for marketing and sale and/or (E) the acquisition of ownership interests in a Megatel special purpose entity. Megatel will use the loan proceeds to carry out all aspects of the acquisition of such assets, including, but not limited to, placement of earnest money deposits to be applied to the purchase of assets. .

Our investment objective is to preserve and protect our capital while producing attractive risk-adjusted returns generated from current income on our portfolio.

Our principal executive offices are located at 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201 and our telephone number is (888) 418-3730 For more information on our Sponsor, its website is www.MCIinvest.com. The information on, or otherwise accessible through, our Sponsor’s website does not constitute a part of this offering circular.

Our Sponsor and Management. Our Sponsor and Manager is a Dallas, Texas based commercial real estate finance company specializing in the underwriting, operational management and servicing of commercial real estate debt instruments to our affiliate Megatel. Our Sponsor, Megatel and us are under common ownership. The owners are established real estate professionals. Our Sponsor and Megatel have significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

The Offering. We are offering to investors the opportunity to purchase up to an aggregate of $50,000,000 of A-1 Bonds and B-1 Bonds. See “Plan of Distribution - Who May Invest” for further information. The offering will continue through [June 30, 2022] or the date upon which our Manager terminates the offering, in its sole discretion, or the “offering termination.” Notwithstanding the previous sentence, our Manager has the right to extend this offering beyond [June 30, 2022] for two consecutive six-month periods.  Our company will conduct closings in this offering on the 20th of each month or, if the 20th is not a business day, the next succeeding business day, assuming there are funds to close, or the “closing dates,” and each, a “closing date,” until the offering termination. Once a subscription has been submitted and accepted by us, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by us prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by us prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us and Bonds will be issued to investors, or the “Bondholders.” If we are dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on a best-efforts basis through International Asset Advisors, or our managing broker-dealer.

Issuer	MCI Income Fund V, LLC, a Delaware limited liability company.

Securities Offered	Maximum – $50,000,000, aggregate principal amount of the Bonds.

Maturity Date
A-1 Bonds and B-1 Bonds – [June 30, 2025]

Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed at the same interest rate for two additional three-year terms, unless redeemed upon maturity at our or your election. If the Bonds are not renewed, we will pay the principal remaining on the Bonds in 10 equal payments with 10% per quarter. If the Bonds have not covered the initial costs and expenses of the Offering, then the principal remaining on the Bonds will be paid back in 20 equal payments with 5% per quarter until such time as the Bonds have covered the initial costs and expenses of the Offering, at which point the redemption will be at 10% per quarter. See “Description of Bonds – Maturity and Renewal” for more information.

Interest Rate	A-1 Bonds – 7.00% per annum computed on the basis of a 365-day year. B-1 Bonds – 7.50% per annum computed on the basis of a 365-day year.

Interest Payments
Paid to the record holders of the Bonds quarterly in arrears, each January 25th, April 25th, July 25th and October 25th, for the preceding fiscal quarter ending March 31st, June 30th, September 30th and December 31st, respectively, beginning on such payment date immediately following the first full fiscal quarter after the initial closing in the offering and continuing until the Maturity Date. Interest will accrue and be paid on the basis of a 365-day year. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance.

Liquidity Event
Upon a change of control event, related to our potential merger with or into Megatel, or such other entity, to effectuate the initial public offering of Megatel, we intend to either redeem the Bonds, continue the Bond obligations pursuant to their terms or to allow Bondholders to make an election to redeem for such equity consideration as is negotiated with Megatel upon advice of its legal and financial advisors, which is expected to be at a premium to the redemption amount.

Offering Price	$1,000 per Bond.
Ranking
The Bonds will be senior secured obligations and will rank:

● pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding;
● senior in right of payment to our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Bonds;
● senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us; and
● structurally junior to all the indebtedness of our subsidiaries.

Security
The Bonds will be secured by a senior blanket lien on all assets of our Company, including all of our assets acquired with proceeds from the offering. The Company will make the Loans pursuant to the Company’s loan policies and procedures which are part of the Company’s Master Credit Facility.

Use of Proceeds
We estimate that the net proceeds we will receive from this offering, without taking into account any sales of B-1 Bonds, will be approximately $44,500,000 if we sell the maximum offering amount, after deducting selling commissions and fees payable to our managing broker-dealer and selling group members, and payment of the O&O Fee to our Manager. As sales of B-1 Bonds are without selling commissions, the net proceeds from the offering will depend upon the sales mix of the Bonds.

We plan to use substantially all of the net proceeds from this offering to originate and make the Loans. We may also use a portion of the net proceeds to pay fees to our Manager or its affiliates, for working capital, bond payment obligations and for other general corporate purposes. See “Use of Proceeds” for additional information.

Certain Covenants
The indenture will limit the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries). For purposes of complying with the limitation on indebtedness described above, the following will not be considered indebtedness: (i) any principal owed on the Bonds, (ii) the Loans, and (iii) any financing on any real estate we acquire through foreclosure on a Loan.

Redemption Generally
The Bonds will be redeemable subject to certain requirements and limits as described below. All Bond redemptions will be subject to an aggregate limit of 5.0% during each three-year term of the Bonds, and 1.0% per year.

Bondholder Redemption
The Bonds will be redeemable at the election of the Bondholder subject to certain limits below. To be redeemed, the Bondholder must provide written notice to us at our principal place of business between [June 15] and [June 30] of [2025]. If no notice is given, then the Bonds will be extended for an additional three-year term, upon same terms. Bondholders will be able to provide written notice to us at our principal place of business between [June 15 and June 30] of [2028]. If no notice is given, then the Bonds will be extended for the final additional three-year term, upon same terms. We will have 120 days from the date of any such redemption notice is provided to begin redeeming the Bondholder’s Bonds at a price per Bond equal to $880 plus any accrued but unpaid interest on the Bond. Bond redemptions validly received (not postmarked) will be redeemed pro-rata if more redemptions are received than can be accommodated.

Redemption Upon Death, Disability or Bankruptcy
Within 60 days of the death, total permanent disability, or bankruptcy of a Bondholder who is a natural person, the estate of such Bondholder, such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled or bankrupt Bondholder (or a legal representative) upon total permanent disability or bankruptcy of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Upon receipt of redemption request in the event of death, total permanent disability or bankruptcy of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than after 120 days we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed. For redemption requests due to death, on the designated date, we will redeem such Bonds at a price per Bond equal to $910 plus any accrued and unpaid interest, to but not including the date on which the Bonds are redeemed. For other requests, on the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

Optional Redemption
The Bonds may be redeemed at our option at no penalty within 18 months of maturity. We may extend maturity on the Bonds for two six-month periods in order to facilitate redemption of the Bonds in our sole discretion. If the Bonds are renewed for any additional three-year term, we may redeem the Bonds at any time during such renewal period. Any redemption will occur at a price equal to the then outstanding principal amount of the Bonds, plus any accrued but unpaid interest. For the specific terms of the Optional Redemption, please see “Description of Bonds – Optional Redemption” for more information.

Default
The indenture governing the Bonds will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Bonds in certain circumstances. Events of default, other than payment defaults, will be subject to our company's right to cure within a certain number of days of such event of default. Our company will have the right to cure any payment default within 90 days before the trustee may declare a default and exercise the remedies under the indenture. See “Description of Bonds - Event of Default” for more information.

Form	The Bonds will be evidenced directly on the books and records of UMB Bank, N.A., or UMB Bank. See "Description of Bonds - Book-Entry, Delivery and Form" for more information.

Denominations	We will issue the Bonds only in denominations of $1,000.

Payment of Principal and Interest	Principal and interest on the Bonds will be payable in U.S. dollars or other legal tender, coin or currency of the U.S.

Future Issuances
We may, from time to time, without notice to or consent of the Bondholders, increase the aggregate principal amount of any series of the Bonds outstanding by issuing additional bonds in the future with the same terms of such series of Bonds, except for the issue date and offering price, and such additional bonds shall be consolidated with the applicable series of Bonds and form a single series. We intend to conduct a follow-on offering of Bonds if available.

Securities Laws Matters:
The Bonds being offered are not being registered under the Securities Act in reliance upon exemptions from the registration requirements of the Securities Act and such state securities laws and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom. In addition, the Company does not intend to be registered as an investment company under the Investment Company Act of 1940 nor does the Manager plan to register as an investment adviser under the Investment Advisers Act of 1940, as amended.

Trustee, Registrar and Paying Agent
We have designated UMB Bank as paying agent and registrar for the Bonds. UMB Bank will act also as trustee under the indenture. The Bonds will be issued in book-entry form only on the books and records of UMB Bank or DTC. As such, UMB Bank will make payments to Bondholders.

Governing Law	The indenture and the Bonds will be governed by the laws of the State of Delaware.

Investment Allocation Agreement:
To address certain conflicts among various affiliated entities, we have entered into an amended and restated investment opportunity agreement; known as the Investment Allocation Agreement, with MCI Secured Income Fund, LLC, or MCI SIF; MCI Preferred Equity Fund, LLC, or MCI PEF; MCI Preferred Income Fund II, LLC, or MCI PIF II; and MCI Preferred Income Fund IV, LLC, or MCI PIF IV, and together with us known as the MCI Funds, to delineate the respective rights and obligations of each of the parties to the Investment Allocation Agreement in connection with the opportunity to invest in proposed investments that meet the investment criteria for the Company, MCI PIF II, MCI PEF, and the MCI SIF. The Investment Allocation Agreement utilizes the industry standard pro-rata allocation policy for such investment opportunities, whereby the first right to invest in each such investment opportunity will rotate between MCI SIF, MCI PEF, MCI PIF II, and the Company, and in each instance, if the party with such first right has insufficient proceeds to make the proposed investment, that investment opportunity will be given to the next party in the line of rotation. The Manager may factor in future investments and future draws in its determination of whether an offering has sufficient proceeds to accept a proposed investment. A party to the Investment Allocation Agreement may choose to invest available proceeds in a proposed investment, and additional investment opportunities on the same Project (as such term is defined in the parties’ respective master credit facilities) may be offered to other parties of the Investment Allocation Agreement, so long as each party that invests in a Project maintains distinct and separate liens against the Project to fully collateralize each investment so made. See “Business Plan – Investment Allocation Agreement” for further details on the allocation policy.

Material Tax Considerations
You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Bonds in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors
An investment in the Bonds involves certain risks. You should carefully consider the risks above, as well as the other risks described under “Risk Factors” beginning on page 8 of this offering circular before making an investment decision.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in the Bonds is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in the Bonds should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase the Bonds. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to the Bonds and to this Offering

The collateral securing the Bonds may be diluted under certain circumstances.

The indenture governing the Bonds permits us to incur, subject to certain limitations, additional indebtedness secured by liens on the collateral that rank pari passu with the liens securing the Bonds, including additional Bonds under the indenture. The rights of Bondholders would be diluted by any increase in indebtedness secured by the collateral.

The Bonds are not obligations of our subsidiaries and will be effectively subordinated to any future obligations of our company's subsidiaries, if any. Structural subordination increases the risk that we will be unable to meet our obligations on the Bonds.

The Bonds are our obligations exclusively and not of any of our subsidiaries. We do not currently have any subsidiaries, but we are not precluded from acquiring or forming subsidiaries by the indenture or otherwise. If acquired or formed, our company's subsidiaries are not expected to be guarantors of the Bonds and the Bonds are not required to be guaranteed by any subsidiaries our company may acquire or form in the future. The Bonds are also effectively subordinated to all of the liabilities of our company's subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our company's indebtedness, including the Bonds, or to make any funds available to make payments on the Bonds. Our company's right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our company's creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, in each case to the extent that our company is not recognized as a creditor of such subsidiary. In addition, even where our company is recognized as a creditor of a subsidiary, our company's rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

The Bonds will limit our company's or its subsidiaries' ability to incur additional debt or take other action that could negatively impact Bondholders.

The indenture contains limited provisions that would directly limit our company's ability or the ability of its subsidiaries to incur indebtedness, including indebtedness that would be senior to the Bonds. The indenture will limit the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries). For purposes of complying with the limitation on indebtedness described above, the following will not be considered indebtedness: (i) any principal owed on the Bonds, (ii) the Loans, and (iii) any indebtedness on real property that we acquire through foreclosure on a Loan.

The Bonds will be protected by limited restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the Bonds.

The indenture governing the Bonds will contain limited financial covenants and will not restrict us from paying dividends, or issuing other securities. Because the indenture will contain limited covenants or other provisions designed to afford the Bondholders protection in the event of a highly leveraged transaction involving us including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of Bonds – Certain Covenants,” we may engage in transactions that may impair our ability to fulfill our obligations under the Bonds.

 Some significant restructuring transactions that may adversely affect you may not constitute a “Change of Control/Repurchase Event” under the indenture, in which case we would not be obligated to offer to repurchase the Bonds.

Upon the occurrence of a “Change of Control/Repurchase Event” (as defined under “Description of Bonds – Certain Covenants”), you will have the right, at your option, to require us to repurchase your Bonds for cash. However, the definition of Change of Control/Repurchase Event contained in the indenture will be limited to certain transactions. As a result, the Change of Control/Repurchase Event provision of the indenture will not afford protection to Bondholders in the event of other transactions that could adversely affect the Bonds. In the event of any such transaction, Bondholders would not have the right to require us to repurchase their Bonds, even though such a transaction could increase the amount of our indebtedness, or otherwise adversely affect the Bondholders.

It may be difficult to realize the value of the collateral securing the Bonds.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this document exceeds the principal amount of the Bonds. The value of the assets pledged as collateral could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Bonds. Any claim for the amount, if any, realized by Bondholders from the sale of the collateral and the obligations under the Bonds will rank pari passu in right of payment with all of our other senior secured indebtedness. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Bonds and all other senior secured obligations, interest may cease to accrue on the Bonds from and after the date the bankruptcy petition is filed.

The security interest of the trustee will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the trustee may need to obtain the consent of a third party to obtain access to collateral or enforce a security interest in a contract. We cannot assure you that the trustee will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the trustee may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In addition, some of the Loans may contain terms that will make a default under their terms difficult and therefore may limit the remedies available upon a default under the Bond obligations. The Loans may be of a longer term than the term of the Bonds. The ability of the Trustee to foreclose on the Loans may be limited and may not be able to create value with regards to the collateral for long periods of time.

Our investment objectives may become more difficult to reach depending on the amount of funds raised in this offering.

While we believe we will be able to reach our investment objectives regardless of the amount of the raise, it may be more difficult to do so if we sell less Bonds than we anticipate. Such a result may negatively impact our liquidity. In that event, our investment costs may increase, which may decrease our ability to make payments to Bondholders.

Our trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the Bondholders, pursuant to the provisions of the indenture, unless such Bondholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

The indenture governing the Bonds provides that in case an event of default occurs and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

 The Bonds will have limited transferability and liquidity.

Prior to this offering, there was no active market for the Bonds. Although we may apply for quotation of the Bonds on an alternative trading system or over the counter market, even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Bonds will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all. Therefore, investors will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for the Bonds has been determined by us. You may not be able to sell the Bonds you purchase at or above the initial offering price.

Alternative trading systems and over the counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. As a result, the market price of the Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their Bonds, including decreases unrelated to our operating performance or prospects. The price of the Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this offering circular.

No assurance can be given that the market price of the Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their Bonds when desired on favorable terms, or at all. Further, the sale of the Bonds may have adverse federal income tax consequences.

Our lack of operating history makes it difficult for you to evaluate this investment.

We are a recently formed entity with no operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

You will not have the opportunity to evaluate our investments before we make them, and we may make investments that would have changed your decision as to whether to invest in the Bonds.

As of the date of this offering circular, we own no assets. We are not able to provide you with information to evaluate our future investments. We will seek to invest substantially all of the offering proceeds available for investment, after the payment of commissions, fees and expenses, in the origination of the Loans. We have established criteria for funding the Loans. However, you will be unable to evaluate the transaction terms or data concerning the Loans. You will be relying entirely on the ability of our Manager and its affiliates, and their management teams, to perform on the Loans and successfully use the proceeds of the Loans to operate, manage and sell the underlying real estate investments. These factors increase the risk that we may not generate the returns that you seek by investing in the Bonds.

The inability to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to honor our obligations under the terms of Bonds and could reduce the value of your investment.

Our success depends to a significant degree upon the contributions of our Sponsor's management team. We do not have employment agreements with any of these individuals nor do we currently have key man life insurance on any of these individuals. If any of them were to cease their affiliation with us, our Manager or our Sponsor, our Sponsor may be unable to find suitable replacements, and our operating results could suffer. Competition for highly skilled personnel is intense, and our Sponsor may be unsuccessful in attracting and retaining such skilled personnel. If our Sponsor loses or is unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and our ability to pay obligations on the Bonds may be materially and adversely affected.

 We rely on International Asset Advisors, our managing broker-dealer, to sell the Bonds pursuant to this offering. If our managing broker-dealer is not able to market the Bonds effectively, we may be unable to raise sufficient proceeds to meet our business objectives.

We have engaged International Asset Advisors, to act as our managing broker-dealer for this offering, and we rely on our managing broker-dealer to use its best efforts to sell the Bonds offered hereby. It would also be challenging and disruptive to locate an alternative managing broker-dealer for this offering. Without improved capital raising, our portfolio will be smaller relative to our general and administrative costs and less diversified than it otherwise would be, which could adversely affect the value of your investment in us.

Under certain circumstances, we may redeem the Bonds before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

Under certain circumstances, we may redeem all or a portion of the Bonds. See “Description of Bonds - Optional Redemption” for more information. If redeemed, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

There is no guarantee that a Bondholder will receive a premium on a Liquidity Event.

As the Liquidity Event is contingent on a lot of factors and may not occur at all, the premium expected to be offering in conversion to equity in the new public entity, may not occur.

We may have to liquidate some of our investments at inopportune times to redeem Bonds in the event of the death, disability or bankruptcy of a Bondholder and redeem Bonds pursuant to the Bondholder Redemption.

The Bonds carry an early redemption right, or the Bondholder Redemption, and a redemption right in the event of death, disability or bankruptcy of the Bondholder. As a result, one or more Bondholders may elect to have their Bonds redeemed prior to maturity. In such an event, we may not have access to the necessary cash to redeem such Bonds, and we may be required to liquidate certain assets in order to make such redemptions. Our investments are not intended to liquid, and as a result any such liquidation may be at a price that represent a discount to the actual value of such investment.

 Risks Related to Our Corporate Structure

Because we are dependent upon our Manager and its affiliates to conduct our operations, any adverse changes in the financial health of our Manager, Megatel or its affiliates or our relationship with them could hinder our operating performance and our ability to meet our financial obligations.

We are dependent on our Manager, Megatel and its affiliates to manage our operations and acquire and manage the Loans and the underlying real estate investment. Our Manager makes all decisions with respect to our management. Our Manager depends upon the fees and other compensation that it receives from us in connection with the origination and management of the Loans to conduct its operations. Any adverse changes in the financial condition of our Manager or Megatel or our relationship with our Manager or Megatel could hinder its ability to successfully manage our operations and our portfolio of investments.

You will have no control over changes in our policies and day-to-day operations, which lack of control increases the uncertainty and risks you face as an investor in the Bonds. In addition, our company, our Manager, and Megatel are all under common ownership.

Our Manager, which is under common ownership with Megatel and us, determines our major policies, including our policies regarding financing, growth, debt capitalization, and distributions. Our Manager may amend or revise these and other policies without your approval. As a Bondholder, you will have no rights under the limited liability company agreement of our company, or our “LLC Agreement.” See “General Information as to Our Company – LLC Agreement” herein for a detailed summary of our operating agreement.

Our Manager is responsible for the day-to-day operations of our company and the selection and management of the Loans and has broad discretion over the use of proceeds from this offering. Accordingly, you should not purchase Bonds unless you are willing to entrust all aspects of the day-to-day management and the selection and management of investments to our Manager. Specifically, our Manager is controlled by Messrs. Zach and Aaron Ipour, and as a result, they will be able to exert significant control over our operations.  Our Manager has exclusive control over the operations of our Manager and us. As a result, we are dependent on our Manager to properly choose investments and manage our company. In addition, our Manager may, or may cause our Company to, retain independent contractors to provide various services for us, and you should note that such contractors will have no fiduciary duty to you and may not perform as expected or desired.

Bondholders will have no right to remove our Manager or otherwise change our management, even if we are underperforming and not attaining our investment objectives.

Only the members of our company will have the right to remove our Manager, and currently our Manager is under common ownership. Bondholders will have no rights in our management and will have no ability to remove our Manager.

Our Manager and its executive officers will have limited liability for, and will be indemnified and held harmless from, the losses of our company.

Our Manager and its executive officers and their agents and assigns, will not be liable for, and will be indemnified and held harmless (to the extent of our company's assets) from any loss or damage incurred by them, our company or the members in connection with the business of our company resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, willful misconduct, gross negligence or breach of fiduciary duty. A successful claim for such indemnification could deplete our company's assets by the amount paid. See “General Information as to Our Company - LLC Agreement - Indemnification” below for a detailed summary of the terms of our operating agreement. Our operating agreement is filed as an exhibit this offering circular.

Risks Related to Conflicts of Interest

Our Manager, our main borrower, Megatel, and us face conflicts of interest relating to the funding of loans and decisions underlying those loans, and such conflicts may not be resolved in our favor, which could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment.

We rely on our Manager, its executive officers and its affiliates to underwrite the Loans. We may be funding Loans at the same time as other entities that are affiliated with our Manager. Such programs also rely on our Manager, its executive officers and its affiliates for investment opportunities. Our Manager has sponsored similar privately offered programs and may in the future, or concurrently, sponsor similar private and public programs that have investment objectives similar to ours. Therefore, our Manager, its executive officers and its affiliates could be subject to conflicts of interest between our company and other programs. Many investment opportunities would be suitable for us as well as other programs. Our Manager could direct attractive investment opportunities to other entities. Although we are subject to the Investment Allocation Policy, which is described further below and which specifically addresses some of these conflicts, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. Such events could result in our investing in assets that provide less attractive returns, impairing our ability to honor our obligations under the terms of the Bonds and the value of your investment. See "Investment Allocation Policy" section for more information.

 Payment of fees to our Manager will reduce cash available for investment and fulfillment of our obligations with respect to the Bonds.

Our Manager performs services for us in connection with the selection, funding and management of our Loans. It is paid fees for these services, which reduces the amount of cash available for investment and for payment of our obligations with respect to the Bonds. Although customary in the industry, the fees to be paid to our Manager were not determined in an arm's-length negotiation. We cannot assure you that a third party unaffiliated with our Sponsor would not be willing to provide such services to us at a lower price. In addition to this, our Manager will receive the O&O Fee of 2.00% of offering proceeds ($1,000,000 at the maximum offering amount), from which the Manager will pay organizational and offering expenses. In no event will the O&O Fee payable to our Manager exceed 2.00% of the offering proceeds. See “Compensation of our Manager and its Affiliates” for more information.

Our Sponsor and its affiliates, including its officers, face conflicts of interest caused by compensation arrangements with us and other programs sponsored by our Sponsor or its affiliates, which could result in actions that are not in the long term best interests of our Bondholders.

Our Sponsor or its affiliates receive fees from us or generate fees and profits from the Loans. These fees could influence our Manager’s, being under common ownership with Megatel and us, advice to us, as well as the judgment of the affiliates of our Manager who serve as our officers. Among other matters, the compensation arrangements could affect their judgment with respect to certain Loans, or the making of investments in other programs sponsored by our Manager or Megatel, which might entitle affiliates of our Manager to fees in connection with its services for the seller. See “Compensation of our Manager and its Affiliates” for more information.

Considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our Bondholders, which could hurt our ability to perform our obligations related to the Bonds or result in a decline in the value of your investment.

If the competing demands for the time of our Manager, our affiliates and its officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and impair our ability to honor our obligations under the Bonds.

We do not have any employees. We rely on the employees of our Manager, and its affiliates for the day-to-day operation of our business. The amount of time that our Manager and its affiliates spend on our business will vary from time to time and is expected to be greater while we are raising money and acquiring properties. Our Manager and its affiliates, including its officers, have interests in other programs and engage in other business activities. As a result, they will have conflicts of interest in allocating their time between us and other programs and activities in which they are involved. Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. We expect that as our activities expand, our Manager will attempt to hire additional employees who would devote substantially all of their time to our business. There is no assurance that our Manager will devote adequate time to our business. If our Manager suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, it may allocate less time and resources to our operations. If any of these things occur, our ability to honor obligations under the Bonds may be adversely affected.

 Our Manager will source all of our investments, and existing or future entities or programs sponsored and managed by our Manager may compete with us for, or may participate in, some of those investments, which could result in conflicts of interest.

Although we are subject to the investment allocation policy which specifically addresses some of the conflicts relating to our investment opportunities described above, there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. The investment allocation policy provides a methodology in the event a lending opportunity becomes available that is suitable for multiple funds managed by the Manager, to allocate participation in the lending opportunity to the various funds managed by the Manager based on an examination of a variety of factors. As the investment programs of the various entities managed by the Manager change and develop over time, additional issues and considerations may affect the investment allocation policy and its expectations with respect to the allocation of lending opportunities.

Risks Related to Our Lending and Investment Activities

Our loans and investments expose us to risks associated with debt-oriented real estate investments generally.

We seek to invest primarily in the Loans. As such, we are subject to, among other things, risk of defaults on the Loans in paying debt service on the Loans and the underlying real estate investments. Any deterioration of real estate fundamentals generally, and in the U.S. in particular, could negatively impact our performance by making it more difficult for borrowers of our Loans to satisfy their debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and/or the value of underlying real estate collateral relating to our investments and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, the financial resources of borrower entities, energy supply shortages, various uninsured or uninsurable risks, natural disasters, political events, terrorism and acts of war, changes in government regulations, changes in real property tax rates and/or tax credits, changes in operating expenses, changes in interest rates, changes in inflation rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy and/or adverse changes in real estate values generally and other factors that are beyond our control.

We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on our business, financial condition, and results of operations.

The Loans are limited on a portfolio basis to an aggregate 90% of the appraised value of the underlying real estate investment, on an as built, best and highest use valuation.

Real estate-related investments that are secured by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

Real estate debt instruments (e.g., mortgages) that are secured by real property are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property or the value of the underlying real estate. If the net operating income of the property is reduced, or the value of the underlying real estate diminishes, the borrower’s ability to repay the loan may be impaired. Net operating income of a real property can be affected by, among other things:

●  tenant mix and tenant bankruptcies;
●  success of tenant businesses;
●  property management decisions, including with respect to capital improvements, particularly in older building structures;
●  property location and condition;
●  competition from other properties offering the same or similar services;
●  changes in laws that increase operating expenses or limit rents that may be charged;
●  any need to address environmental contamination at the property;
●  changes in global, national, regional, or local economic conditions and/or specific industry segments;
●  declines in global, national, regional or local real estate values;
●  declines in global, national, regional or local rental or occupancy rates;
●  changes in interest rates, foreign exchange rates, and in the state of the credit and securitization markets and debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;
●  changes in real estate tax rates, tax credits and other operating expenses;
●  changes in governmental rules, regulations and fiscal policies, including income tax regulations and environmental legislation;
●  acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and
●  adverse changes in zoning laws.

Specifically, changes in federal, state and local laws and regulations may affect certain income producing properties more than others. For example, we may provide loans secured by property used in the production, sale and/or testing of cannabis-related products. Any change to the federal, state and local regulations applicable to this industry may negatively affect the ability of the property owner to produce income and materially diminish the value of the property used to secure the loan. In addition, we are exposed to the risk of judicial proceedings with our borrowers and entities we invest in, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by us as a lender or investor.

In the event that any of the properties or entities underlying or collateralizing our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments could be reduced, which would adversely affect our results of operations and financial condition.

The continuing spread of a new strain of coronavirus (also known as the COVID-19 virus) may adversely affect our investments and operations.

The World Health Organization has declared the spread of the COVID-19 virus a global pandemic, and the President of the United States has declared a national state of emergency in the United States in response to the outbreak. Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on a national and local level. However, measures taken to limit the impact of this coronavirus, including social distancing and other restrictions on travel, congregation and business operation have already resulted in significant negative short term economic impacts. The long-term impact of this coronavirus on the U.S. and world economies remains uncertain, but can result in long term infrastructure and supply chain disruption, as well as dislocation and uncertainty in the financial markets that could significantly and negatively impact the global, national and regional economies, the length and breadth of which cannot currently be predicted.

Our investments are mortgage loans secured by real estate properties.  In the event of a large-scale quarantine in the United States or specific areas within the United States as a result of the COVID-19 virus, real estate values may be impacted.

To the extent the COVID-19 virus results in a world-wide economic downturn, there may be widespread corporate downsizing and an increase in unemployment.  This could negatively impact our Loans secured by residences, multifamily and other properties, and our ability to make payments of interest and principal to our Bondholders. Further, continuing shutdowns and economic turmoil may result in delays in the deployment of funds raised in this offering.

Fluctuations in interest rates or the accrual of interest payment obligations could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

Our primary interest rate exposures relate to the yield on the Loans and the value of the underlying real estate investment and the cost of debt. Changes in interest rates and credit spreads may affect our net income from the Loans and the value and performance of the underlying real estate investments. In addition, some of the Loans may allow for balloon payments, accrual of interest features, extension of maturities and other features that could result in reduction in interest and principal payments on the Loans which would result in operating losses for us. Changes in the level of interest rates and credit spreads also may affect our ability to make loans or investments, the value of our loans and investments and our ability to realize gains from the disposition of assets. Increases in interest rates and credit spreads may also negatively affect demand for loans and could result in higher borrower default rates.

Our operating results depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. The yields we earn on our floating-rate assets and our borrowing costs tend to move in the same direction in response to changes in interest rates. However, one can rise or fall faster than the other, causing our net interest margin to expand or contract. In addition, we could experience reductions in the yield on our investments and an increase in the cost of our financing. Although we seek to match the terms of our liabilities to the expected lives of loans that we acquire or originate, circumstances may arise in which our liabilities are shorter in duration than our assets, resulting in their adjusting faster in response to changes in interest rates. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments. In addition, unless we enter into hedging or similar transactions with respect to the portion of our assets that we fund using our balance sheet, returns we achieve on such assets will generally increase as interest rates for those assets rise and decrease as interest rates for those assets decline.

We operate in a competitive market for lending and investment opportunities which may intensify, and competition may limit our ability to originate or acquire Loans or dispose of assets we target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market for lending and investment opportunities, which may intensify. Our profitability depends, in large part, on our ability to originate or acquire Loans on attractive terms. In originating or acquiring our Loans, we compete for opportunities with a variety of lenders and investors, including REITs, specialty finance companies, public and private funds (including funds managed by affiliates of our Sponsor), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. Government. Many of our competitors are not subject to the operating constraints associated with maintaining an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to decreasing yields, which may further limit our ability to generate desired returns. Also, as a result of this competition, desirable loans and investments in our target assets may be limited in the future and we may not be able to take advantage of attractive lending and investment opportunities from time to time, thereby limiting our ability to identify and originate or acquire loans or make investments that are consistent with our investment objectives. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

 Prepayment rates may adversely affect our financial performance and the value of certain of our assets.

Our business is currently focused on originating Loans secured by real estate assets. Our borrowers may be able to repay their loans prior to their stated maturities. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments received during such periods may not be reinvested for some period of time or may be reinvested by us in assets yielding less than the yields on the assets that were prepaid.

Prepayment rates on loans may be affected by a number of factors including, but not limited to, the then-current level of interest rates and credit spreads, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks.

Difficulty in redeploying the proceeds from repayments of our Loans may cause our financial performance and our ability to fulfill our obligations relative to the Bonds.

As the Loans are repaid, we will look to redeploy the proceeds we receive into new Loans, repay borrowings, pay interest on the Bonds or redeem outstanding Bonds. It is possible that we will fail to identify reinvestment options that would provide returns or a risk profile that is comparable to the asset that was repaid. If we fail to redeploy the proceeds we receive from repayment of a loan in equivalent or better alternatives, our financial performance and our ability to fulfill our obligations related to the Bonds will suffer.

The lack of liquidity in certain of our assets may adversely affect our business.

The illiquidity of certain of our assets may make it difficult for us to sell such investments if the need or desire arises. Certain assets such as mortgages or real estate assets we acquire through foreclosure are relatively illiquid investments. In addition, certain of our investments may become less liquid after our investment as a result of periods of delinquencies or defaults or turbulent market conditions, which may make it more difficult for us to dispose of such assets at advantageous times or in a timely manner. Moreover, the Loans we invest in are not registered under the relevant securities laws, resulting in limitations or prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our investments are illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Manager (and/or its affiliates) has or could be attributed as having material, non-public information regarding the borrower entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations, financial condition and ability to fulfill our obligations related to the Bonds.

We are subject to additional risks associated with priority loan participations.

Some of our loans may be participation interests in which we share the rights, obligations and benefits of the Loan with other lenders. From time to time these participations may be structured so that other participants have a priority to payments of interest and principal over us, or, in other words, our rights to payments of interest and principal will be subordinate to the satisfaction of the priority rights of those participants; provided that we will retain a senior lien interest in the underlying collateral.   In such cases, if a borrower defaults on a participation loan, or if the borrower is in bankruptcy, our interest in the participation loan will be satisfied only after the interests of the other lenders in the participation loan are satisfied.  In those instances, our risk of loss is greater than the risk associated with those participants with priority over our other loans.   If the underlying collateral is insufficient to payoff the other participating lenders, then we may experience losses that would have a material adverse effect on our operations.

Any distressed Loans we make, or Loans that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

While the Loans focus primarily on “performing” real estate-related interests, the Loans may also include making distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed loans and debt securities) or may involve investments that become “sub-performing” or “non-performing” following our acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and ask prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.

In certain limited cases (e.g., in connection with a workout, restructuring and/or foreclosing proceedings involving one or more of our investments), the success of our investment strategy will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrower entities. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or investments we may have from time to time.

These financial or operating difficulties may never be overcome and may cause borrower entities to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize value from collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.

Loans on properties in transition will involve a greater risk of loss than conventional mortgage loans.

We may invest in transitional loans to borrowers who are typically seeking relatively short-term capital to be used in an acquisition or rehabilitation of a property. The typical borrower in a transitional loan has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to improve according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the transitional loan, and we bear the risk that we may not recover some or all of our investment.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a transitional loan. Transitional loans therefore are subject to the risk of a borrower’s inability to obtain permanent financing to repay the transitional loan. In the event of any default under transitional loans that may be held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the transitional loan. To the extent we suffer such losses with respect to these transitional loans, it could adversely affect our results of operations and financial condition.

Risks of cost overruns and noncompletion of renovations of properties in transition may result in significant losses.

The renovation, refurbishment or expansion of a property by a borrower involves risks of cost overruns and noncompletion. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical, environmental risks, delays in legal and other approvals and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged reduction of net operating income and may not be able to make payments on our investment on a timely basis or at all, which could result in significant losses.

There are increased risks involved with our lending activities to renovation or rehabilitation projects.

Lending to projects involving renovations or rehabilitations, which include our investment in loans that fund the such projects, may expose us to increased lending risks. Lending to projects involving renovations or rehabilitations generally is considered to involve a higher degree of risk of non-payment and loss than other types of lending due to a variety of factors, including the difficulties in estimating costs and anticipating delays and, generally, the dependency on timely, successful completion and the lease-up and commencement of operations post-completion. In addition, since such loans generally entail greater risk than mortgage loans collateralized by income-producing property, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with such loans. Further, as the lender under a such a loan, we may be obligated to fund all or a significant portion of the loan at one or more future dates. We may not have the funds available at such future date(s) to meet our funding obligations under the loan. In that event, we would likely be in breach of the loan unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all.

If a borrower fails to complete the project or experiences cost overruns, there could be adverse consequences associated with the loan, including a decline in the value of the property securing the loan, a borrower claim against us for failure to perform under the loan documents if we choose to stop funding, increased costs to the borrower that the borrower is unable to pay, a bankruptcy filing by the borrower, and abandonment by the borrower of the collateral for the loan.

Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments.

Regulators and law-enforcement agencies from a number of governments, including entities in the U.S., have been conducting civil and criminal investigations into whether the banks that contributed to the British Bankers’ Association, or the BBA, in connection with the calculation of daily LIBOR may have underreported or otherwise manipulated or attempted to manipulate LIBOR. Several financial institutions have reached settlements with the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice Fraud Section and the U.K. Financial Services Authority in connection with investigations by such authorities into submissions made by such financial institutions to the bodies that set LIBOR and other interbank offered rates. In such settlements, such financial institutions admitted to submitting rates to the BBA that were lower than the actual rates at which such financial institutions could borrow funds from other banks. Additional investigations remain ongoing with respect to other major banks and no assurance can be made that there will not be further admissions or findings of rate setting manipulation or that improper manipulation of LIBOR or other similar inter-bank lending rates will not occur in the future.

Based on a review conducted by the Financial Conduct Authority of the U.K., or the FCA, and a consultation conducted by the European Commission, proposals have been made for governance and institutional reform, regulation, technical changes and contingency planning. In particular: (a) new legislation has been enacted in the United Kingdom pursuant to which LIBOR submissions and administration are now “regulated activities” and manipulation of LIBOR has been brought within the scope of the market abuse regime; (b) legislation has been proposed which if implemented would, among other things, alter the manner in which LIBOR is determined, compel more banks to provide LIBOR submissions, and require these submissions to be based on actual transaction data; and (c) LIBOR rates for certain currencies and maturities are no longer published daily. In addition, pursuant to authorization from the FCA, ICE Benchmark Administration Limited (formerly NYSE Euronext Rate Administration Limited), or the IBA, took over the administration of LIBOR from the BBA on February 1, 2014. Any new administrator of LIBOR may make methodological changes to the way in which LIBOR is calculated or may alter, discontinue or suspend calculation or dissemination of LIBOR.

In a speech on July 27, 2017, Andrew Bailey, the Chief Executive of the FCA, announced the FCA’s intention to cease sustaining LIBOR after 2021. The FCA has statutory powers to require panel banks to contribute to LIBOR where necessary. The FCA has decided not to ask, or to require, that panel banks continue to submit contributions to LIBOR beyond the end of 2021. The FCA has indicated that it expects that the current panel banks will voluntarily sustain LIBOR until the end of 2021. The FCA’s intention is that after 2021, it will no longer be necessary for the FCA to ask, or to require, banks to submit contributions to LIBOR. The FCA does not intend to sustain LIBOR through using its influence or legal powers beyond that date. It is possible that the IBA and the panel banks could continue to produce LIBOR on the current basis after 2021, if they are willing and able to do so, but we cannot make assurances that LIBOR will survive in its current form, or at all. We cannot predict the effect of the FCA’s decision not to sustain LIBOR, or, if changes are ultimately made to LIBOR, the effect of those changes. Any such changes could increase our financing costs, which could impact our results of operations, cash flows and the market value of our investments.

Our success depends on the availability of attractive investments and our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our Loans.

Our operating results are dependent upon the availability of, as well as our Manager’s ability, to identify, structure, consummate, leverage, manage and realize returns on our Loans. In general, the availability of favorable investment opportunities and, consequently, our returns, will be affected by the level and volatility of interest rates and credit spreads, conditions in the financial markets, general economic conditions, the demand for investment opportunities in our target assets and the supply of capital for such investment opportunities. We cannot assure you that our Manager will be successful in identifying and consummating investments that satisfy our rate of return objectives or that such investments, once made, will perform as anticipated.

Real estate valuation is inherently subjective and uncertain.

The valuation of real estate and therefore the valuation of any collateral underlying our Loans is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. In addition, where we invest in loans for ground up construction, renovation or rehabilitation projects, initial valuations will assume completion of the project. As a result, the valuations of the real estate assets against which we will make or acquire loans are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. This is true regardless of whether we internally perform such valuation or hire a third party to do so.

Our loans and investments may be concentrated in terms of geography, asset types, and sponsors.

We are not required to observe specific diversification criteria. Therefore, our investments may be concentrated in certain property types that may be subject to higher risk of default or foreclosure or secured by properties concentrated in a limited number of geographic locations.

We expect our assets to be concentrated in the Dallas/Fort Worth area and mostly related to residential real estate. These types of investments may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of our investment. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our Bondholder’s investments could vary more widely than if we invested in a more diverse portfolio of loans.

The due diligence process that our Manager undertakes in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if our Manager incorrectly evaluates the risks of our investments we may experience losses.

Before making investments for us, our Manager conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential Loan. When conducting due diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Moreover, investment analyses and decisions by our Manager may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities and in a conflict situation because of the common ownership with Megatel, our likely borrower. In such cases, the information available to our Manager at the time of making an investment decision may be limited, and they may not have access to detailed information regarding such investment. Therefore, we cannot assure you that our Manager will have knowledge of all circumstances that may adversely affect such investment.

Insurance on loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

The impact of any future terrorist attacks and the availability of affordable terrorism insurance expose us to certain risks.

Terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have an adverse impact on the U.S. financial markets and the economy in general. We cannot predict the severity of the effect that any such future events would have on the U.S. financial markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to such adverse effects than others, particularly those secured by properties in major cities or properties that are prominent landmarks or public attractions. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

In addition, the enactment of the Terrorism Risk Insurance Act of 2002, or TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2015 and the Terrorism Risk Insurance Program Reauthorization Act of 2019, which extended TRIA through the end of 2020 and 2027, respectively, requires insurers to make terrorism insurance available under their property and casualty insurance policies and provides federal compensation to insurers for insured losses. However, this legislation does not regulate the pricing of such insurance and there is no assurance that this legislation will be extended beyond 2020. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

We may need to foreclose on certain of the Loans we originate or acquire, which could result in losses that harm our results of operations and financial condition.

We may find it necessary or desirable to foreclose on certain of the Loans we originate or acquire, and the foreclosure process may be lengthy and expensive. If we foreclose on an asset, we may take title to the property securing that asset, and if we do not or cannot sell the property, we would then come to own and operate it as “real estate owned.” Owning and operating real property involves risks that are different (and in many ways more significant) than the risks faced in owning an asset secured by that property. In addition, we may end up owning a property that we would not otherwise have decided to acquire directly at the price of our original investment or at all, and the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us.

Whether or not we have participated in the negotiation of the terms of any such Loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and could potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net sale proceeds and, therefore, increase any such losses to us.

If we foreclose on certain of the Loans we originate or acquire, then we are subject to the general risks of owning real estate.

Fluctuations in vacancy rates, rent schedules and operating expenses can adversely affect operating results or render the sale or refinancing of a property difficult or unattractive. No assurance can be given that certain assumptions as to the future levels of occupancy, cost of tenant improvements or future costs of operating a property will be accurate since such matters will depend on events and factors beyond the control of the Manager. Such factors include continued validity and enforceability of the leases, vacancy rates for similar properties, financial resources of tenants and rent levels near the properties, adverse changes in local population trends, market conditions, neighborhood values, local economic and social conditions, supply and demand for property, competition from similar properties, interest rates and real estate tax rates, governmental rules, regulations and fiscal policies, the enactment of unfavorable real estate laws, rent control, environmental or zoning law, and hazardous material law, uninsured losses, effects of inflation, and other risks. Properties may not perform in accordance with expectations which could result in losses that harm our results of operations and financial conditions. There’s no certainty that we will be able to sell or refinance such properties on favorable terms, or at all.

Properties obtained through the foreclosure on one of our Loans we originate or acquire may involve substantial risks.

Properties obtained through a foreclosure may be distressed, poorly managed or in need of repositioning or other improvements. We may underestimate the amount of time, difficulty and cost of leasing vacant space. Additionally, we may underestimate the costs of improvements required to bring a property up to standards suitable for its intended use or its intended market position. No assurance can be given that the Manager will manage such properties in a way that is profitable to the Company.

The properties underlying our investments may be subject to unknown liabilities, including environmental liabilities, that could affect the value of these properties and as a result, our investments.

Collateral properties underlying our investments may be subject to unknown or unquantifiable liabilities that may adversely affect the value of our investments. Such defects or deficiencies may include title defects, title disputes, liens, servitudes or other encumbrances on the mortgaged properties. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the underlying properties, which could adversely affect our results of operations and financial condition.

Furthermore, to the extent we foreclose on properties with respect to which we have extended loans, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, therefore the discovery of material environmental liabilities attached to such properties could adversely affect our results of operations and financial condition.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments, including the Bonds issued in our securitization transactions for which we are required to retain a portion of the credit risk, may be rated by rating agencies. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

Many of our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is typically the case for private loans) or will be rated as non-investment grade by the rating agencies. Private loans often are not rated by credit rating agencies. Non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the underlying properties’ cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may adversely affect our results of operations and financial condition. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

We must manage our portfolio so that we do not become an investment company that is subject to regulation under the Investment Company Act.

We conduct our operations so that we avail ourselves of the statutory exclusion provided in Section 3(c)(5)(C) for companies engaged primarily in investment in mortgages and other liens on or interests in real estate. In order to qualify for this exclusion, we must maintain, on the basis of positions taken by the SEC’s Division of Investment Management, or the “Division,” in interpretive and no-action letters, a minimum of 55% of the value of our total assets in mortgage loans and other related assets that are considered “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate-related assets. In the absence of SEC or Division guidance that supports the treatment of other investments as Qualifying Interests, we will treat those other investments appropriately as real estate-related assets or miscellaneous assets depending on the circumstances.

In August 2011, the SEC staff commenced an advance notice rulemaking initiative, indicating that it is reconsidering its interpretive policy under Section 3(c)(5)(C) and whether to advance rulemaking to define the basis for the exclusion. We cannot predict the outcome of this reconsideration or potential rulemaking initiative and its impact on our ability to rely on the exclusion. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the requirements of Section 3(c)(5)(C) of the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

Because registration as an investment company would significantly affect our ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we will continue to satisfy the requirements to avoid regulation as an investment company. If we do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Any such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategy and present additional risks to us. We continue to analyze our investments and may make certain investments when and if required for compliance purposes. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquired assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Therefore, compliance with the requirements of the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

Rapid changes in the values of our other real estate-related investments may make it more difficult for us to maintain our exclusion from regulation under the Investment Company Act.

If the market value or income potential of real estate-related investments declines, we may need to alter the mix of our portfolio of assets in order to maintain our exclusion from the Investment Company Act regulation. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the Investment Company Act considerations.

The Manager is not registered and does not intend to register as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). If the Manager is required to register as an investment adviser under the Advisers Act, it could impact our operations and possibly reduce your investment return.

The Manager is not currently registered as an investment adviser under the Advisers Act and does not expect to register as an investment adviser because the Company does not believe that it meets the registration requirements under the Advisers Act. In order to fall under the Advisers Act, the Manager must: (i) be in the business of (ii) providing advice or analyses on securities (iii) for compensation. First, the Company does not believe the Manager advises on “securities” because its investments in secured mortgages are not securities under the Advisers Act. Second, the Company believes that any investments in securities will be solely incidental to its investment strategy and therefore, the Manager would not be considered to be “in the business of” providing advice on securities. Third, whether an adviser has sufficient regulatory assets under management to require registration under the Advisers Act depends on the nature of the assets it manages. In calculating regulatory assets under management, the Manager must include the value of each “securities portfolio” it manages. The Manager expects that our assets will not constitute a securities portfolio so long as a majority of our assets consist of assets that we believe are not securities. However, the SEC will not affirm our determination of what portion of our investments are not securities. As a result, there is a risk that such determination is incorrect and, as a result, our investments are a securities portfolio. In such event, the Manager may be acting as an investment adviser subject to registration under the Advisers Act but not be registered. If our investments were to constitute a securities portfolio, then the Manager may be required to register under the Advisers Act, which would require it to comply with a variety of regulatory requirements under the Advisers Act on such matters as record keeping, disclosure, compliance, limitations on the types of fees it could earn and other fiduciary obligations. As a result, the Manager would be required to devote additional time and resources and incur additional costs to manage our business, which could possibly reduce your investment return.

USE OF PROCEEDS

 We estimate that the net proceeds we will receive from this offering, without taking into account any sales of B-1 Bonds, will be approximately $44,500,000 if we raise the maximum offering amount, after deducting selling commissions and fees payable to our managing broker-dealer and selling group members, and payment of the O&O Fee to our Manager. As sales of B-1 Bonds are without selling commissions, the net proceeds from the offering will depend upon the sales mix of the Bonds.

The table below demonstrates our anticipated uses of offering proceeds, but the table below does not require us to use offering proceeds as indicated. Our actual use of offering proceeds will depend upon market conditions, among other considerations. The numbers in the table are approximate. The table below does not take into account any sales of B-1 Bonds, which will be sold solely to certain purchasers, including purchasing through a registered investment advisor, without selling commissions.

Maximum Offering Amount

	A-1 Bonds (6)
	Amount	Percent
Gross offering proceeds	$50,000,000	100.00%
Less offering expenses:
Selling commissions(1)	$3,000,000	6.00%
Managing broker-dealer fee(2)	$250,000	0.50%
Wholesaling fee(3)	$750,000	1.50%
Expense Reimbursement(4)	$500,000	1.00%
O&O Fee(5)	$1,000,000	2.00%

Net Proceeds	$44,500,000	89.00%

Amount available for investment	$44,500,000	89.00%

(1) We will pay (a) selling commissions of 6.00% of gross offering proceeds on the sale of A-1 Bonds. Our managing broker-dealer may reallow selling commissions to selling group members, in whole or in part.
(2) We will pay a managing broker-dealer fee of up to 0.50% of the gross offering proceeds on the sale of A-1 Bonds.
(3) We may pay a wholesaling fee of up to 1.50% of gross proceeds on the sale of A-1 Bonds. We are not required to pay the wholesaling fee, but we may agree to pay the wholesaling fee to our managing broker-dealer for sales made by certain selling group members, which it may reallow, in whole or in part, to those selling group members.
(4) We will pay a nonaccountable expense reimbursement of 1.00% of gross offering proceeds on the sale of A-1 Bonds to the Managing Broker-Dealer.
(5) We will pay our Manager the O&O Fee of 2.00% of gross proceeds from the offering. To the extent actual organizational and offering expenses exceed 2.00% of the gross proceeds raised in the offering, our Manager will pay such amounts without reimbursement from us. If actual organization and offering expenses are less than 2.00% of the gross proceeds from the offering, the Manager will be entitled to retain any excess of the O&O Fee over actual organization and offering expenses as compensation for its services in organizing our company and this offering. In no event will the O&O Fee payable to our Manager exceed 2.00% of the offering proceeds.
(6) This assumes we sell the maximum offering amount comprised solely of A-1 Bonds.

PLAN OF DISTRIBUTION

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation to investment in the offering, as prescribed in Rule 251. The only investor in this offering exempt from this limitation is an accredited investor, an "Accredited Investor," as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase the Bonds (please see below on how to calculate your net worth);

(iii) You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Bonds, with total assets in excess of $5,000,000;

(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of the Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Bonds; or

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Bonds.

Determination of Suitability

The selling group members and registered investment advisors recommending the purchase of Bonds in this offering have the responsibility to make every reasonable effort to determine that your purchase of Bonds in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

● meet the minimum income and net worth standards set forth under “Plan of Distribution – Who May Invest ” above;
● can reasonably benefit from an investment in the Bonds based on your overall investment objectives and portfolio structure;
● are able to bear the economic risk of the investment based on your overall financial situation;
● are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this offering circular of an investment in the Bonds; and
● have apparent understanding of:
● the fundamental risks of the investment;
● the risk that you may lose your entire investment;
● the lack of liquidity of the Bonds;
● the restrictions on transferability of the Bonds; and
● the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments as well as any other pertinent factors. The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering must maintain, for a six-year period, records of the information used to determine that an investment in Bonds is suitable and appropriate for you.

The Offering

We are offering a maximum offering amount of $50,000,000 of the Bonds to the public through our managing broker-dealer at a price of $1,000.00 per Bond.

Our Manager has arbitrarily determined the selling price of the Bonds and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Bonds.

The Bonds are being offered on a “best efforts” basis, which means generally that our managing broker-dealer is required to use only its best efforts to sell the Bonds and it has no firm commitment or obligation to purchase any of the Bonds. The offering will continue until the offering termination. We will conduct closings on the 20th of each month or, if the 20th is not a business day, the next succeeding business day, assuming there are funds to close, until the offering termination. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us and the Bonds purchased will be issued to the investors in the offering. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on a best-efforts basis through International Asset Advisors, our managing broker-dealer.

 Managing Broker-Dealer and Compensation We Will Pay for the Sale of the Bonds

Our managing broker-dealer will receive (a) selling commissions of 6.00% of gross offering proceeds on the sale of A-1 Bonds, and (b) a managing broker-dealer fee of up to 0.50% of the gross proceeds of the offering, and (c) a nonaccountable expense reimbursement of up to 1.00% of gross offering proceeds on the sale of A-1 Bonds. In addition, we may pay a wholesaling fee of up to 1.50% of gross proceeds of the offering. We are not required to pay the wholesaling fee, but we may agree to pay the wholesaling fee to our managing broker-dealer for sales made by certain selling group members. Our managing broker-dealer may reallow all or a portion of selling commissions, managing broker-dealer fee and the wholesaling fee to selling group members. The B-1 Bonds will be sold solely to certain purchasers, including those purchasing through a registered investment advisor. See “Plan of Distribution – Series B-1-Bond Eligibility.”  We will not pay selling commissions on the sale of B-1 Bonds; however, we will pay a managing broker-dealer fee and a wholesaling fee, and may pay nonaccountable expense reimbursements of up to 1.0% on such sales. Total underwriting compensation to be received by or paid to participating FINRA member broker-dealers, including commissions, managing broker-dealer fee, and wholesaling fee will not exceed 10% of proceeds raised with the assistance of those participating FINRA member broker-dealers.

Set forth below are tables indicating the estimated compensation and expenses that will be paid in connection with the offering to our managing broker-dealer. The tables below do not take into account any sales of B-1 Bonds.
	Per A Bond	Maximum Offering Amount
Offering:
Price to investor:	$1,000.00	$50,000,000
Less selling commissions:	$60	$3,000,000
Less managing broker-dealer fee:	$5	$250,000
Less expense reimbursement	$10	$500,000
Less wholesaling fee:	$15	$750,000
Remaining Proceeds:	$910	$45,500,000

We have agreed to indemnify our managing broker-dealer, the selling group members and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In accordance with the rules of FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by FINRA that are anticipated to be paid by us in connection with the offering. The amounts shown assume we sell all the Bonds offered hereby and that all Bonds are sold in the offering with the maximum wholesaling fee, which is the distribution channel with the highest possible selling commissions and fees.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase the Bonds; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the Bonds.

 Eligibility to Purchase B-1 Bonds

We may only sell B-1 Bonds and pay no selling commissions in connection with the sale of such Bonds in this offering to:

●  registered principals or representatives of our managing broker-dealer and selling group members (and immediate family members of any of the foregoing persons);
● our employees and officers or those of our Manager or our Sponsor, or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons);
● clients of an investment advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset-based fees with such dually registered investment advisor/broker-dealer); or
● persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, “immediate family members” means such person's spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. All sales must be made through a registered broker-dealer participating in this offering, and investment advisors must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by eliminating selling commissions and the wholesaling fees payable in connection with sales to or through the persons described above. Purchasers purchasing net of all of the selling commissions and wholesaling fees will receive Bonds in principal amount of $1,000 per Bond purchased.

Either through this offering or subsequently on any secondary market, affiliates of our company may buy the Bonds if and when they choose. There are no restrictions to these purchases. Affiliates that become Bondholders will have rights on parity with all other Bondholders.

How to Invest

Subscription Agreement

All investors will be required to complete and execute a subscription agreement in the form attached hereto as Exhibit B. The subscription agreement is available from your registered representative or financial adviser and should be delivered to International Asset Advisors., Attn: MCI Income Fund V, LLC, 8750 N Central Expy Suite 750, Dallas TX, 75231, together with payment in full by check, ACH or wire of your subscription purchase price in accordance with the instructions in the subscription agreement. All checks should be made payable to “MCI Income Fund V, LLC.” We will hold closings on the 20th of each month or, if the 20th is not a business day, the next succeeding business day, assuming there are funds to close. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

By completing and executing your subscription agreement or order form you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Bonds for your own account and that your rights and responsibilities regarding your Bonds will be governed by the indenture and the form of bond certificate each included as an exhibit to this offering circular.

Book-Entry, Delivery and Form

The Bonds will be issued to investors in book-entry only format and will be represented by global bond certificates, or certificates, deposited with a nominee holder or reflected directly on the books and records of UMB Bank. We anticipate that such nominee holder will be the Depository Trust Company, or DTC, or its nominee Cede & Co. for purchasers purchasing through DTC participants.

We intend to gain eligibility for the Bonds to be issued and held through the book-entry systems and procedures of DTC and intend for all Bonds purchased through DTC participants to be held via DTC's book-entry systems and to be represented by certificates registered in the name of Cede & Co. (DTC's nominee). For investors purchasing Bonds prior to their DTC eligibility or not purchasing through a DTC participant, the ownership of such Bonds will be reflected on the books and records of UMB Bank.

So long as nominees, as described above, are the registered owners of the certificates representing the Bonds, such nominees will be considered the sole owners and holders of the Bonds for all purposes and the indenture. Owners of beneficial interests in the Bonds will not be entitled to have the certificates registered in their names, will not receive or be entitled to receive physical delivery of the Bonds in definitive form and will not be considered the owners or holders under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Bond registered to DTC or its nominee must rely on either the procedures of DTC or its nominee on the one hand, and, if such entity is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Bondholder. Purchasers owning a beneficial interest in a Bond registered with UMB Bank will directly exercise its rights as a Bondholder.

As a result:

● all references in this offering circular to actions by Bondholders will refer to actions taken by DTC upon instructions from its direct participants; and
● all references in this offering circular to payments and notices to Bondholders will refer either to (i) payments and notices to DTC or Cede & Co. for distribution to you in accordance with DTC procedures, or (ii) payments and notices to Bondholders through UMB Bank in accordance with their applicable procedures.

The Depository Trust Company

We have obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that we believe to be reliable. The description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC will act as securities depositary for the Bonds registered in the name of its nominee, Cede & Co. DTC is:

● a limited-purpose trust company organized under the New York Banking Law;
● a "banking organization" under the New York Banking Law;
● a member of the Federal Reserve System;
● a "clearing corporation" under the New York Uniform Commercial Code; and
● a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of Bonds under DTC's system must be made by or through direct participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Bonds.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

UMB Bank, N.A.

All Bonds purchased by investors prior to DTC eligibility or not through a DTC participant will be registered on the books and records of UMB Bank. Direct purchasers of Bonds will receive a credit for Bonds on UMB Bank's records. Beneficial owners purchasing this way will receive written confirmation from UMB Bank, as our Bond registrar, upon closing of their purchases. Transfers of such Bonds will be accomplished by entries made on the books and records of our Bond registrar.

Book-Entry Format

Under the book-entry format, UMB Bank, as our paying agent, will pay interest or principal payments to Cede & Co., as nominee of DTC, or directly to Bondholders. DTC will forward all payments it receives to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee, nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the Bonds to owners of beneficial interests in the certificates.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Bonds. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Bonds on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants or of UMB Bank. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants or UMB Bank relating to or payments made on account of beneficial ownership interests in the Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

For Bonds purchased through a DTC participant, the trustee will not recognize you as a Bondholder under the Indenture, and you can only exercise the rights of a Bondholder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Bond if one or more of the direct participants to whom the Bond is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the Bonds as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Bonds, and to take other actions, may be limited because you will not possess a physical certificate that represents your Bonds.

If the global bond certificate representing Bonds is held by DTC, conveyance of notices and other communications by the trustee to the beneficial owners, and vice versa, will occur via DTC. The trustee will communicate directly with DTC. DTC will then communicate to direct participants. The direct participants will communicate with the indirect participants, if any. Then, direct participants and indirect participants will communicate to beneficial owners. Such communications will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If your Bonds are direct registered through UMB Bank, conveyance of notices and other communications by the trustee to the beneficial owners, and vice versa, will occur directly.

The Trustee

UMB Bank has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us and our affiliates.

The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee.

The trustee may resign at any time or may be removed by the holders of a majority of the principal amount of then-outstanding Bonds. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee, we may remove the trustee, or a court of competent jurisdiction may remove the trustee, upon petition of a holder of certificates. However, no resignation or removal of the trustee may become effective until a successor trustee has been appointed.

We are offering the Bonds pursuant to an exemption to the Trust Indenture Act of 1939, or the Trust Indenture Act. As a result, investors in the Bonds will not be afforded the benefits and protections of the Trust Indenture Act. However, in certain circumstances, the indenture makes reference to the substantive provisions of the Trust Indenture Act.

Registrar and Paying Agent

We have designated UMB Bank as paying agent for the Bonds. UMB Bank will also act as registrar for the Bonds. The Bonds will be issued in book-entry form only, and UMB Bank, as paying agent and registrar, will make payments directly to Bondholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

As of the date of this offering circular, we have not yet commenced active operations. Offering Proceeds will be applied to invest in the Loans, and the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this offering circular.

Further, we have not entered into any arrangements creating a reasonable probability that we will own a specific property loan or other asset. The number of additional property loans and other assets that we will acquire will depend upon the number of Bonds sold and the resulting amount of the net proceeds available for investment in additional property loans and other assets.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. If necessary, we can use the proceeds of this offering to meet our obligation.

Results of Operations

Having not commenced active operations, we have not acquired any property loans or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted assets, the residential real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $50,000,000 of bonds .Our principal demands for cash will be for the acquisitions of or origination of loans for: (A) parcels of real property (including but not limited to raw/unentitled land and/or finished lots) (i) for development into single-family residential lots, (ii) for the construction of single-family homes to be marketed and sold to homebuyers, (iii) for the construction of condominiums to be marketed and sold to homebuyers, and (iv) for the development and/or construction of multi-family residential communities, (v) for the development and/or construction of storage facilities, retail, and/or other commercial real estate assets, or mixed-use properties; (B) the acquisition of existing single-family homes to be redeveloped, renovated, and/or repositioned for marketing and sale; (C) the acquisition of existing multi-family properties to be redeveloped, renovated, and/or repositioned for marketing and sale, and/or (D) the acquisition of existing commercial properties to be redeveloped, renovated, and/or repositioned for marketing and sale and/or (E) the acquisition of ownership interests in a special purpose entities owned, controlled, or affiliated with us. We do not intend to directly own real property interests or ownership interests in special purpose entities; rather, we intend to own the loans which are secured by interests in the underlying real property and/or ownership in the special purpose entity. In addition, we will use offering proceeds for the payment of certain operating and administrative expenses we incur, and all continuing service obligations (if any), including our debt service on the Bonds. Generally, we will fund additional funding of Loans from the net proceeds of this offering. As we are dependent on the capital raised in this offering to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in this offering. We expect to originate Loans and meet our business objectives regardless of the amount of capital raised in this offering.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to liquidate our assets is partially dependent upon the state of real estate. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our offering proceeds. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations. See "Description of Bonds - Certain Covenants" in this offering circular for more information.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

GENERAL INFORMATION AS TO OUR COMPANY

Our Company

MCI Income Fund V, LLC, a Delaware limited liability company was formed in November 2020. Our principal executive offices are located at 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201, and our telephone number is (888) 418-3730. For more information on our Sponsor or Manager, its website is www.MCIinvest.com. The information on, or otherwise accessible through, our Sponsor’s website does not constitute a part of this offering circular.

Organizational Chart

BUSINESS PLAN

We will seek to invest substantially all of the offering proceeds available for investment, after the payment of fees and expenses, in the Loans pursuant to the Master Credit Facility between the Company, Megatel Homes, LLC, a Texas limited liability company, Megatel Holdings, LLC, a Texas limited liability company; and Megatel Homes III, LLC, a Texas limited liability company; including any wholly-owned subsidiaries of such entities and affiliates that may now or hereafter be joined thereunder pursuant to a joinder agreement.

We will make Loans to Megatel under the Master Credit Facility, or the Loans, pursuant to our Loan Policies and Procedures, (which are attached as an exhibit to the Master Credit Facility and may be amended by the Manager in its sole and absolute discretion). We will underwrite the Loans using our underwriting criteria and will set the terms of the Loans, including the interest rates. We will seek to set interest rates that reflect the market interest rates for loans of the same or similar type and purpose, while supporting our obligations, including the obligations under the Bonds. Megatel will seek to use the proceeds from such Loans for the acquisition of (A) parcels of real property (including but not limited to raw/unentitled land and/or finished lots) (i) for development into single-family residential lots, (ii) for the construction of single-family homes to be marketed and sold to homebuyers, (iii) for the construction of condominiums to be marketed and sold to homebuyers, and (iv) for the development and/or construction of multi-family residential communities, (v) for the development and/or construction of storage facilities, retail, and/or other commercial real estate assets, or mixed-use properties; (B) the acquisition of existing single-family homes to be redeveloped, renovated, and/or repositioned for marketing and sale; (C) the acquisition of existing multi-family properties to be redeveloped, renovated, and/or repositioned for marketing and sale; (D) the acquisition of existing commercial properties to be redeveloped, renovated, and/or repositioned for marketing and sale, and/or (E) the acquisition of ownership interests in a Megatel affiliated special purpose entity that will hold title to an existing commercial property and through which Megatel will indirectly own the underlying real property via Megatel’s ownership interests in the special purpose entity.

Megatel will use Loan proceeds to carry out all aspects of the acquisition of such assets, including, but not limited to, placement of earnest money deposits to be applied to the purchase of assets. In connection with the placement of earnest money deposits, Megatel’s right to receive a refund of earnest money deposits may be subordinate to pre-existing third party liens. Megatel’s inability to secure the refund of the earnest money deposits in the event that an acquisition does not close may in turn negatively affect Megatel’s ability to repay our Loans.

The Loans will either be first, second or other subordinated position and secured by liens or other security. Loans may also include the purchase and assignment of a lien held by another lender, including other MCI-managed securities offerings.

We will seek to fully secure repayment of the Loans by ensuring that the aggregate amount of all Loans outstanding, on a portfolio basis, shall not exceed 90% of the appraised value of the assets underlying the Loans. The appraised value shall be based on the as built, highest and best use valuation. Unless sooner paid in accordance with the Master Credit Facility or in the event of a default resulting in earlier repayment obligations, all our Loans then outstanding, shall be due and payable on the Redemption Date subject to extension by Megatel.

History of the Megatel Brand

Megatel was formed in 2006. Its foundation was built based upon the familiarity of its principals with development, building, and construction. In its first year of formation, Megatel acquired several foreclosed homes on the steps of the courthouse. These first few homes were renovated and rehabilitated and sold for a profit in 2007.

In the immediate years that followed, the country was experiencing the economic crisis that came to be known as the Great Recession. The principals of Megatel believed that during this period of time there were significant opportunities within the home building marketplace, and they began searching for land and building opportunities in the Dallas-Fort Worth area. The principals found and ultimately purchased a sizable land opportunity with sufficient sites to build 15 homes from a builder who had fallen into bankruptcy. The initial home building on the newly purchased land started slowly with three homes under construction at any given time. As each home was built and then subsequently sold, the principals would capitalize the next home to be constructed. Megatel has seen exponential growth since its beginning, with generally consistent growth patterns that resulted in more than 1,000 home starts in 2018.

Executive Management Team

Megatel and the Manager are led by co-Presidents Aaron Ipour and Zach Ipour, each experienced real estate entrepreneurs in the residential single-family home building industry since 2006.

Aaron Ipour

Aaron Ipour, also known as Arash Afzalipour, is the co-founder and co-president of Megatel, a full-service developer and builder of single-family homes in Texas and Oklahoma. In 2006, Mr. Ipour co-founded Megatel with his brother, Zach Ipour.  From its initial formation through 2007, Megatel concentrated on remodeling and selling existing homes; and after successfully renovating and selling approximately seven homes, Megatel transitioned into building single-family homes. Since 2007, Mr. Ipour and his brother have grown Megatel into a well-known and recognized builder of quality single-family homes. Mr. Ipour is actively responsible for Megatel’s corporate operations, which includes maintaining the company’s production and institutional relationships, as well as managing all financial aspects of Megatel and its affiliates. Mr. Ipour was also instrumental in the development of Megatel’s luxury custom home brand, Oxbridge, which has been prominently featured in both the Dallas area “D” Magazine, and Luxe Interiors + Design Magazine.

In addition to his role with Megatel, Mr. Ipour has been co-president of MCI Mortgage, Inc. (f/k/a RCM Mortgage, Inc.), a residential mortgage company and an affiliate of Megatel since 2013.  Aaron Ipour was born in 1972 and he holds a master’s degree in Industrial Management with a Minor in Productivity and Efficiency Management.

Zach Ipour

Zach Ipour, also known as Armin Afzalipour, is the co-founder and co-president of Megatel, a full-service developer and builder of single-family homes in Texas and Oklahoma. In 2006, Mr. Ipour co-founded Megatel with his brother, Aaron Ipour.  From its initial formation through 2007, Megatel concentrated on remodeling and selling existing homes; and after successfully renovating and selling approximately seven homes, Megatel transitioned into building single-family homes.  Since 2007, Mr. Ipour and his brother have grown Megatel into a well-known and recognized builder of quality single family homes. Mr. Ipour is actively responsible for the organization’s field operations, including the sales and building divisions. Mr. Ipour is also instrumental in the growth of Megatel’s land acquisition, and development division.

In addition to his role with Megatel, Mr. Ipour has been co-president of MCI Mortgage, Inc. (f/k/a RCM Mortgage, Inc.), a residential mortgage company and an affiliate of Megatel since 2013. Zach Ipour was born in 1979 and he holds a bachelor’s degree in Software Engineering with a minor in Computer Programming.

Market Opportunity

Based on research and findings of the current real estate and economic trends, Megatel believes that there will be continual growth into the foreseeable future for buyer demand of quality homes within its primary and secondary building areas. Therefore, Megatel is positioning itself and its affiliates to respond to the increased demand and will therefore increase home building and land development activities in its growth markets. Megatel also continues to explore expansion into commercial asset opportunities, particularly in the multifamily sector.

In Zillow’s 2019 Consumer Housing Trends Report, Millennials were identified as the largest share of homebuyers at 44 percent. A Trulia study showed that while many Millennials plan to purchase a home, they face significant obstacles such as the burden of student debt, rising home values, and insufficient savings, all of which have delayed these plans for many.

Recognizing the affordability issues challenging today’s homebuyer, Megatel’s focus over the last few years has shifted towards delivering a more reasonably priced product to the market. Megatel began this effort by concentrating on building smaller single-family homes, detached row-homes, high density townhomes and offering “lifestyle” community amenities.

In addition to helping homebuyers, this program benefits Megatel and its investment partners, as well. Most importantly, it facilitates a pipeline of future homebuyers and potential sales opportunities for Megatel long-term. By offering tenants a rebate when they purchase a Megatel Home, Megatel believes it has the opportunity to capture a significant percentage of those conversions while accelerating that number as well. This program was launched in late 2018 and tested with a local apartment community, and the results were encouraging. Digital traffic, in-person traffic, lease-up, and occupancy rates accelerated, which Megatel believes assists in driving the multifamily asset value upwards.

➢
Trends Driving Single-Family and Multi-Family Construction

Megatel anticipates the combination of population growth, migration patterns, demographic trends, new employment opportunities, and job growth will continue to drive the growing demand for housing, whether home purchases or rental properties, in Megatel’s key markets. Local economic conditions and changes in industry conditions will also have an impact on real estate trends. Key trends and drivers include the following:

●
Unemployment / Employment Levels;
●
Job Growth and New Employment Opportunities;
●
Growth in the Formation of New Businesses;
●
Demographic Trends: Population Increases and Decreases;
●
Migration Patterns;
●
Increased Demand for Quality of Life by Community Residents;
●
Buyer (“investor”) sentiment;
●
Light Rail and Infrastructure Development and Expansion – Ease of Transportation Access; and
●
Transportation Costs for Automobiles, including Parking and Commuting Expenses.

Megatel Company Overview

The corporate offices for Megatel, the Manager, and the Company are located at 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201. Megatel also establishes onsite management offices for home building / construction activities as well as model homes for sales offices at each community.

Competitive Advantages

The principals of Megatel are experienced real estate developers, builders, operators, managers, and administrators. Megatel has developed efficient and disciplined systems in order to successfully acquire and develop land and build and sell single-family homes. Megatel’s competitive advantages include the following:

Management Team – Key Management Team

Key management for Megatel and its affiliates has in-depth knowledge and experience operating real estate investment platforms, including: land acquisition and development, land and home construction, and financing home sales, as well as renovation and rehabilitation of existing homes. The following biographies pertain to the operational and production key management team members.

Richard Wygle, Chief Financial Officer (MCI, Megatel Homes, LLC and their Affiliates)

Richard Wygle is the Chief Financial Officer for Megatel/MCI.  In this capacity, Mr. Wygle oversees the accounting functions for these companies.  Previously, Mr. Wygle served as the Chief Financial Officer for Servitas/Collegiate Companies, a national student housing developer/builder/property management company as the Chief Financial Officer.  During his tenure, he managed the accounting function along with human resources and property management.  Mr. Wygle brings over 20 years of accounting experience to Megatel/MCI.  The majority of that has been spent in Real Estate.  In these rolls, he was responsible for GAAP reporting to outside investors, making sure policy and procedures were being followed and for helping maintain banking relationships.   Mr. Wygle graduated from West Texas A&M University with a bachelor’s degree in Accounting.  He is a Certified Public Accountant and a Certified Management Accountant.

 Primary Focus on Loans to Megatel for Land Acquisition, Development, Redevelopment, Repositioning and Construction Efforts

We will make Loans to Megatel for acquisition, construction, development, redevelopment, and/or repositioning activities. Consequently, our investment strategy is closely tied to the business practices and financial prospects of Megatel.  We believe that Megatel is a reasonable lending risk based on our underwriting criteria, which include Megatel’s competitive advantages, established reputation, and successful business practices over time in the industry. Megatel’s principals have focused on home building for more than ten (10) years, with activities in land acquisition and development occurring in more recent years. Our investment strategy of making Loans to Megatel will allow Megatel to continue its existing business practices, and it is expected to facilitate Megatel’s future growth and expansion.

Target Markets in Texas and Other Select Markets

Megatel targets locations that have recognizable trends for positive migration patterns and increased job growth. The principals of Megatel have been building homes in Texas for more than ten years. Additional select markets beyond Texas may be considered if key indicators demonstrate trends for positive opportunities in asset acquisition, development, and construction.

Established History of Home Building and Home Sales

Keeping a hands-on management approach for more than ten years and having an intimate knowledge of all areas of Megatel’s operations has allowed it to continue to grow successfully. This disciplined approach employed by Megatel for both land development and home building has established it as one of the largest private residential homebuilders in Dallas. In addition, construction teams and builders are trained to work diligently to create the most effective and efficient architectural designs in order to produce maximum home values. In order to measure sales reception and maximize home prices, sales teams are trained to closely monitor competition within each market they are assigned.

Building and Selling Homes Outside of the Competitive Box

Competitive edge is gained by ensuring that homes, both inventory and build-to-suit homes contain more features than those offered by competitors. Typical production home builders are up-grade dependent, meaning that significant margins are made through such upgrades. A Megatel home base price includes the upgrades, such as wood or tile flooring. If a Megatel home customer wishes to have a home built to suit, any additional upgrade costs are merely passed through to the buyer. In addition, Megatel does not furnish its model homes, thus saving costs over and above competitors.

Proactive Management Approach

Megatel’s principals and executive team maintain a proactive management style, which involves anticipating situations that might lead to issues and planning ahead to prevent potential problems. This style of management includes managing the building and sales activities through active communication and strategically monitoring operations at the various communities, neighborhoods, and areas in which it operates its business.

Strategic Financial Management

At a fundamental level, financial management concerns managing an organization's assets, liabilities, revenues, profitability and cash flow. The Megatel executive team takes strategic financial management a step further by ensuring that the organization remains on track to meet short-term and long-term goals. Megatel’s financial management activities involve defining its finances, from land acquisition to development to home building, to objectives to identify capital sources, analyze sales results and make decisions on construction materials, to tracking the variances between actual and budgeted results and identifying the reasons for any variance all along the timeline.

Alternative Capital Sources

Megatel, through the Manager, intends to develop a platform of investment products that will provide investors with regular distributions from available net cash flow from operations. It is anticipated that our Loans will provide an income stream sufficient to meet the Bond obligations.

Core Organization Values

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Integrity

Adherence to a fundamental code of values, including: honesty, loyalty, ethics and character, all which are supported by the firm’s track record of quality construction and development and sales throughout its history.

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Resourceful

Utilizing key relationships in order to create and complete strategies for each phase of development and construction.

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Market Expertise

In depth real estate experience coupled with market expertise and key knowledge and awareness of the industry and market trends which are critical to successful community development and residential home building.

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Process Knowledge

Experienced and knowledgeable of the critical processes in order to effectively and efficiently manage timelines and create positive results.

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Quality Products

Well-designed and comprehensive architectural and building construction plans that provide for superior quality and value in each and every property constructed.

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Pride in Management

Professionalism in management and adherence to selecting only quality performance minded vendors and providers of key building services.

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Emphasis on Training and Education

Management believes that training and education are imperative to success in the competitive real estate industry. Megatel provides sales and building teams with training upon initial hiring and continuing education as products and/or materials change, and as services and or approaches to sales and/or building shift to new paradigms.

Short-Term and Long-Term Goals

It is important for any organization to have a clear plan and to understand its short-term and long-term goals. Highlighted short-term and long-term goals include:

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Short-Term Goals

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Continue developing sales strategies for distributing equity products through the broker-dealer and registered investment adviser channels via its affiliate Megatel Capital Investment, LLC, the manager of its affiliated securities offerings;
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Continue developing branding efforts for Megatel in its target markets;
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Regularly review and update Megatel’s business plan to support continued organizational growth; and
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Enhance the organization’s risk management by continuing to review and develop policies and procedures that will allow the company to grow and retain the ability to deliver quality homes for buyers.

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Long-Term Goals

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Continue organizational growth while retaining the ability to consistently offer an exceptional quality product for homebuyers;
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Develop innovative strategies to advance Megatel’s investment efforts in land and development opportunities;
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Research and conduct due diligence on potential commercial real estate investment opportunities and expansion into other property types;
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Develop a strategy and plans for mergers, acquisitions and/or co-investment with other existing home builders in new regional areas, including potentially: Florida, North Carolina, Georgia and Colorado (based on job growth and migration patterns);

Liquidity Strategy

We may pursue a liquidity event, with a focus on a merger, or Merger Event, with or into Megatel in connection with a potential initial public offering by Megatel, but which may instead involve another merger or other transaction in which Bondholders may elect to receive shares of a publicly traded company and/or cash. Such Merger Event may begin prior to the Redemption Date. If, at any time prior to the Redemption Date, the Company elects to pursue a Merger Event, each Bondholder may make an election as to whether to (i) retain his or her Bond, (ii) redeem his or her Bond pursuant to other available redemption options outlined in this Offering Circular, or (iii) convert his or her Bond into the resulting public security at a value expected to provide members with a premium rate of return, inclusive of any distributions previously received. We may also choose to seek to sell all or substantially all our assets to effectuate a liquidity event.

There can be no assurance that we will complete a liquidity event within the term of the Bonds or at all, as there can be no assurance that a suitable transaction will be available or that market conditions will permit a liquidity event. If we do not consummate a liquidity event, Investors may have to hold their Bondholders for an extended period of time, subject to Redemption.

Even if we decide to liquidate, we are under no obligation to conclude our liquidation within a set time frame because the timing of the sale of our assets will depend on real estate and financial markets, economic conditions of the areas in which our properties are located, and federal income tax effects that may prevail in the future. We cannot assure you that we will be able to liquidate all of our assets. After commencing a liquidation, we would continue in existence until all of our assets are liquidated.

In light of the related party nature of any potential merger with or into Megatel, in the event of such a potential transaction, we would engage independent advisors, including legal counsel and financial advisors, to represent our interests and those of the Bondholders.

Investment Allocation Policy

To address certain conflicts among various affiliated entities, we have entered into an amended and restated investment opportunity agreement; known as the Investment Allocation Agreement, with MCI Secured Income Fund, LLC, or MCI SIF; MCI Preferred Equity Fund, LLC, or MCI PEF; MCI Preferred Income Fund II, LLC, or MCI PIF II; and MCI Preferred Income Fund IV, LLC, or MCI PIF IV, and together with us known as the MCI Funds, to delineate their respective rights and obligations of each of the parties to the Investment Allocation Agreement in connection with the opportunity to invest in proposed investments that meet the investment criteria for one or more of the parties of the Investment Allocation Agreement. Utilizing the industry standard pro-rata allocation policy for such investment opportunities, the Investment Allocation Agreement provides that the first proposed investment opportunity that meets the investment criteria for more than one of the parties of the Investment Allocation Agreement will be given first to MCI SIF. If MCI SIF has insufficient proceeds to make the proposed investment, that investment opportunity will be offered to MCI PEF. If MCI PEF has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI PIF II. If MCI PIF II has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to MCI PIF IV. If MCI PIF IV has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to us.

The second proposed investment opportunity that meets the investment criteria for more than one of the parties of the Investment Allocation Agreement will be given to the MCI PEF. If the MCI PEF has insufficient proceeds to make the proposed investment, that investment opportunity will be offered to MCI PIF II. If MCI PIF II has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI PIF IV. If MCI PIF IV has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to us. If we have insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI SIF.

The third proposed investment opportunity that meets the investment criteria for one or more of the parties of the Investment Allocation Agreement will be given to MCI PIF II. If MCI PIF II has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI PIF IV. If MCI PIF IV has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to us. If we have insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI SIF. If MCI SIF has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI PEF.

The fourth proposed investment opportunity that meets the investment criteria for more than one of the parties of the Investment Allocation Agreement will be given to the MCI PIF IV. If MCI PIF IV has insufficient proceeds to make the proposed investment, that investment opportunity will be given to us. If we have insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI SIF. If MCI SIF has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI PEF. If MCI PEF has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI PIF II.

The fifth proposed investment opportunity that meets the investment criteria for more than one of the parties of the Investment Allocation Agreement will be given to us. If we have insufficient proceeds to make the proposed investment, that investment opportunity will be given to the MCI SIF. If MCI SIF has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI PEF. If MCI PEF has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI PIF II. If MCI PIF II has insufficient proceeds to make the proposed investment, the investment opportunity will be offered to the MCI PIF IV.

Thereafter, the investment opportunity pattern will continue to rotate between the MCI SIF, MCI PEF, MCI PIF II, MCI PIF IV and us accordingly. The order of presentation—to MCI SIF, then to MCI PEF, then to MCI PIF II, then to MCI PIF IV, then to us—will not alter regardless of whether one of the MCI Funds chooses to pass on any particular investment opportunity. The Manager may factor in future investments and future draws in its determination of whether an offering has sufficient proceeds to accept a proposed investment. An MCI Fund may choose to invest available proceeds in an investment, and additional investment opportunities on the same Project (as such term is defined in the Investment Allocation Agreement) may be offered to other MCI Funds. The MCI Funds may invest in the same Project so long the MCI Funds that so invest maintain distinct and separate liens against the Project to fully collateralize each investment made. More importantly, however, none of the Company, the Manager, Megatel, nor any of their affiliates intends to adopt any other policies or processes to mitigate the potential conflicts of interest as of the date of this offering or at any time in the future.

In addition to the compensation that the Manager and its affiliates will receive in connection with the Offering of the Bonds or directly in connection with the Master Credit Facility or Megatel’s investments, the Manager or its affiliates may also be paid fees or other compensation in connection with a transaction for which funds from the Master Credit Facility have been utilized. In this regard, the Manager may be less likely to exercise all of our rights with regard to the Master Credit Facility in the same manner as a third party in the event of a default on the terms of the Master Credit Facility, to the potential detriment of the Bondholders. The Manager will also be reimbursed for the offering and organizational expenses it incurs in connection with this offering.

None of the agreements or arrangements, including those relating to compensation, among us, the Manager, Megatel, or their affiliates, are the result of arm’s-length negotiations. A third-party management team may be more risk-averse and prudent in making investment decisions than a management team with an ownership stake or other pecuniary interest in an investment entity.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Bonds, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Bondholder. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such Bondholder’s particular circumstances or to Bondholders subject to special rules, including, without limitation:

● a broker-dealer or a dealer in securities or currencies;
● an S corporation;
● a bank, thrift or other financial institution;
● a regulated investment company or a real estate investment trust;
● an insurance company
● a tax-exempt organization;
● a person subject to the alternative minimum tax provisions of the Code;
● a person holding the Bonds as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;
● a partnership or other pass-through entity;
● a person deemed to sell the Bonds under the constructive sale provisions of the Code;
● a U.S. person whose “functional currency” is not the U.S. dollar; or
● a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the Bonds in this offering for cash and that hold the Bonds as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the Bonds that is, for U.S. federal income tax purposes:

● an individual who is a citizen or resident of the U.S.;
● a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
● an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
● a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Bonds, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Bonds.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Bonds or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Bonds in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Bonds

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a Bond equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the Bond. A U.S. Holder’s adjusted tax basis in a Bond (or a portion thereof) generally will be the U.S. Holder’s cost therefore decreased by any payment on the Bond other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the Bond has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) ”net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of Bonds, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of Bonds in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the Bonds or proceeds upon the sale or other disposition of such Bonds (including a redemption or retirement of the Bonds). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

● such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;
● the IRS notifies the payor that such holder furnished an incorrect TIN;
● in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;
● in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or
● such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders are encouraged to consult their tax advisors.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective investor, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

●  will be consistent with applicable fiduciary obligations;
●  will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;
●  in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;
●  will impair the liquidity of the Benefit Plan or Other Plan;
●  will result in unrelated business taxable income to the plan; and
●  will provide sufficient liquidity, as there may be only a limited or no market to sell or otherwise dispose of our Bonds.

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor, or DOL, provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies

We do not believe the DOL’s plan assets guidelines apply to our Bonds or our company because our Bonds are debt securities and not equity interests in us.

If the underlying assets of our company were treated by the Department of Labor as “plan assets,” the management of our company would be treated as fiduciaries with respect to Benefit Plan Bondholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan Bondholders. If the underlying assets of our company were treated as “plan assets,” an investment in our company also might constitute an improper delegation of fiduciary responsibility to our company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, our Manager, and possibly other fiduciaries of Benefit Plan Bondholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

DESCRIPTION OF BONDS

This description sets forth certain terms of the Bonds that we are offering pursuant to this offering circular. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this offering circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the indenture. We urge you to read the indenture because that document and not this summary defines your rights as a Bondholders. Please review a copy of the indenture. The indenture is filed as an exhibit to the offering statement, of which this offering circular is a part, at www.sec.gov. You may also obtain a copy of the indenture from us without charge. See “Where You Can Find More Information” for more information. You may also review the indenture at the trustee’s corporate trust office at 928 Grand Blvd, 12th Floor, Kansas City, Missouri 64106.

Ranking

The Bonds will be our direct, senior secured obligations and will rank:

●  pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding;
●  rank senior in right of payment to our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Bonds;
●  rank senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us; and
●  structurally junior to all of the indebtedness of our subsidiaries.

Interest

The A-1 Bonds and B-1 Bonds will bear interest at a rate equal to 7.00% and 7.50% per year, respectively, payable to the record holders of the Bonds quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year, beginning on the first such date that corresponds to the first full quarter after the initial closing in the offering.

Interest will accrue and be paid on the basis of a 365-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance.

Manner of Offering

The offering is being made on a best-efforts basis through our managing broker-dealer and selling group members. Neither our managing broker-dealer, nor any selling group member, will be required to purchase any of the Bonds.

Maturity and Renewal

The Bonds will mature on [June 30, 2025]. Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed at the same interest rate for two additional three-year terms, unless redeemed upon maturity at our or your election. If the Bonds are not renewed, we will pay the principal remaining on the Bonds in 10 equal payments over the 10 subsequent calendar quarters. If the Bonds have not covered the initial costs and expenses of the Offering, then the principal remaining on the Bonds will be paid back in 20 equal payments over the subsequent 20 calendar quarters.

For any Bonds offered hereby that mature after the three-year anniversary of the commencement of this offering, we expect that the renewal of such Bonds may require us to file a new offering statement. In such a case, the new offering statement must be declared qualified before we will be able to renew your Bond. In this event, if the new offering statement has not yet been filed or become effective, we will extend your period to elect to be redeemed until ten days following the date of our notice to you that the new offering statement has become effective, which notice will include a new offering circular.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our company is required to make interest payments and principal payment as described in the indenture and above, we do not intend to establish a sinking fund to fund such payments. Therefore, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of our company’s assets to fund the payments, or we may not be able to fund the payments in their entirety or at all. If we cannot fund the above payments, Bondholders will have claims against us with respect to such violation.

Redemption Generally

The Bonds will be redeemable subject to certain requirements and limits as described below. All Bond redemptions will be subject to an aggregate limit of 5.0% during each three-year term of the Bonds, and 1.0% per year

Bondholder Redemption

The Bonds will be redeemable at the election of the Bondholder subject to certain limits below. To be redeemed, the Bondholder must provide written notice to us at our principal place of business between [June 15] and [June 30] of [2025]. If no notice is given, then the Bonds will be extended for an additional three-year term, upon same terms. Bondholders will be able to provide written notice to us at our principal place of business between [June 15 and June 30] of [2028]. If no notice is given, then the Bonds will be extended for the final additional three-year term, upon same terms. We will have 120 days from the date of any such redemption notice is provided to begin redeeming the Bondholder’s Bonds at a price per Bond equal to $880 plus any accrued but unpaid interest on the Bond. Bond redemptions validly received (not postmarked) will be redeemed pro-rata if more redemptions are received than can be accommodated.

Redemption Upon Death, Disability or Bankruptcy

Within 60 days of the death, total permanent disability or bankruptcy of a Bondholder who is a natural person, the estate of such Bondholder, such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled or bankrupt Bondholder (or a legal representative) upon total permanent disability or bankruptcy of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Upon receipt of redemption request in the event of death, total permanent disability or bankruptcy of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than after 120 days we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed. For redemption requests due to death, on the designated date, we will redeem such Bonds at a price per Bond equal to $910 plus any accrued and unpaid interest, to but not including the date on which the Bonds are redeemed. For other requests, on the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

Optional Redemption

The Bonds may be redeemed at our option at no penalty within 18 months of maturity. We may extend maturity on the Bonds for two six-month periods in order to facilitate redemption of the Bonds in our sole discretion. If the Bonds are renewed for any additional three-year term, we may redeem the Bonds at any time during such renewal period. Any redemption will occur at a price equal to the then outstanding principal amount of the Bonds, plus any accrued but unpaid interest. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

● is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and
● assumes all of our obligations to perform and observe all of our obligations under the Bonds and the indenture;

and provided further that no event of default under the indenture shall have occurred and be continuing.

Except as described below under “- Certain Covenants – Offer to Repurchase Upon a Change of Control Repurchase Event,” the indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indenture does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

Offer to Repurchase Upon a Change of Control Repurchase Event

“Change of Control Repurchase Event” means (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the membership units entitling that person to exercise more than 50% of the total voting power of all the membership units entitled to vote in meetings of our company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, or the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the Nasdaq Stock Market.

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the Bonds as described above “Business Plan – Liquidity Strategy,” we must offer to repurchase the Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed.

Debt Limit

The indenture will limit the indebtedness incurred by us, directly or indirectly (including the debt of our subsidiaries). For purposes of complying with the limitation on indebtedness described above, the following will be not be considered indebtedness: (i) any principal owed on the Bonds, (ii) the Loans, and (iii) any indebtedness on any real property we may acquire through foreclosure on any Loan.

Reports

We will furnish the following reports to each Bondholder:

Reporting Requirements under Tier II of Regulation A. After launching this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, our Manager will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by our Manager, an annual report containing financial statements of our company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, Company equity and cash flows, with such statements having been audited by an accountant selected by our Manager. Our Manager shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website maintained by our company and available for viewing by the Bondholders.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or assets; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Prior to this offering, there has been no public market for the Bonds. We may apply for quotation of the Bonds on an alternative trading system or over the counter market beginning after the final closing of this offering. However, even if the Bonds are listed or quoted, no assurance can be given as to (1) the likelihood that an active market for the Bonds will develop, (2) the liquidity of any such market, (3) the ability of Bondholders to sell the Bonds or (4) the prices that Bondholders may obtain for any of the Bonds. No prediction can be made as to the effect, if any, that future sales of the Bonds, or the availability of the Bonds for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of the Bonds, or the perception that such sales could occur, may adversely affect prevailing market prices of the Bonds. See “Risk Factors — Risks Related to the Bonds and the Offering.”

Event of Default

The following are events of default under the indenture with respect to the Bonds:

● default in the payment of any interest on the Bonds when due and payable, which continues for 90 days, a cure period;
● default in the payment of any principal of or premium on the Bonds when due, which continues for 90 days, a cure period;
● default in the performance of any other obligation or covenant contained in the indenture or in this offering circular for the benefit of the Bonds, which continues for 120 days after written notice, a cure period;
● specified events in bankruptcy, insolvency or reorganization of us; and
● any final and non-appealable judgment or order for the payment of money in excess of $25,000,000 singly, or in the aggregate for all such final judgments or orders against us is rendered against us and is not be paid or discharged.

Book-entry and other indirect Bondholders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following December 31st while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture, or else specifying any event of default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured event of default within 30 days after we become aware of such uncured event of default.

Remedies if an Event of Default Occurs

Subject to any respective cure period, if an event of default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate principal amount of the Bonds may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately. In such event, the trustee will have the right to step into our position in any of the Loans. If we are able to foreclose on any of the Loans that are in default under their terms, we may be forced to sell any real property held by us or any subsidiary of ours. We will be required to contribute the proceeds of any such sale to the repayment of the Bonds. With respect to subsidiaries for which we do not have the unilateral right to sell their assets (for example, if we acquire a property in a joint venture), the trustee has the right to force us to sell our equity in such subsidiary in order to repay the Bonds.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to that series, except a default:

● in the payment of any amounts due and payable or deliverable under the Bonds; or
● in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each Bondholder

The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

● that Bondholder previously gives to the trustee written notice of a continuing event of default in excess of any cure period,
● the Bondholders of not less than a majority in principal amount of the outstanding bonds have made written request;
● such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;
● the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and
● the trustee fails to institute the proceeding within 60 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or any redemption date, subject to certain discounts) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

LEGAL PROCEEDINGS

There are currently no legal proceedings involving our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners (5% or more)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Zach Ipour*	N/A	50.00%

LLC Interests	Aaron Ipour*	N/A	50.00%

LLC Interests	All Executives and Managers*	N/A	100.00%

*2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201

EXECUTIVE OFFICERS

The following table sets forth information on our executive officers of our Manager. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Manager/Officer Since

Zach Ipour	41	Co-Founder and Co-President	Nov 2020
Aaron Ipour	48	Co-Founder and Co-President	Nov 2020
Richard Wygle	56	Chief Financial Officer*	Nov 2020

Track Record of our Sponsor

MCI has sponsored three closed programs, MCI Secured Income Fund, LLC, or MCI SIF; MCI Preferred Equity Fund, LLC, or MCI PEF; and MCI Preferred Income Fund II, LLC, or MCI PIFII. MCI has one active Regulation D private placement equity offering, MCI Preferred Income Fund IV, LLC, or MCI PIFIV.

MCI SIF commenced an offering of up to $50 million of secured promissory notes pursuant to a private placement memorandum on April 17, 2015.  The final closing in MCI SIF's offering occurred on April 13, 2017, with approximately $8.9 million of notes being sold.

MCI PEF commenced an offering of up to $100 million of preferred equity membership interests pursuant to a private placement memorandum on January 12, 2016.  The final closing in MCI PEF's offering occurred on February 9, 2018, with approximately all $100 million of preferred interests being sold.

MCI PIFII commenced an offering of up to $200 million of preferred equity membership interests pursuant to a private placement memorandum on October 2, 2017.  The final closing in MCI PIF II's offering occurred on October 7, 2020, with approximately all $200 million of preferred interests being sold.

MCI PIFIV commenced an offering of up to $500 million of preferred equity membership interests pursuant to a private placement memorandum on August 1, 2019. The offering for MIC PIFIV is ongoing.
.
EXECUTIVE COMPENSATION

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers named in "Board of Managers and Executive Officers;" provided that, we may reimburse our Manager for expenses incurred by its executive officers while acting on behalf of our company (such as travel or entertainment expenses). See "Compensation of Our Manager and Its Affiliates" for a list of fees payable to Manager or its affiliates.

COMPENSATION OF OUR MANAGER AND ITS AFFILIATES

The following is a description of compensation we may pay to our Manager and its affiliates or in connection with the proceeds of the offering. These compensation arrangements have been established by our Manager and its affiliates and are not the result of arm's-length negotiations. Services for which our company engages our Manager or its affiliates and which are not described below will be compensated at the market rate. Fees payable to our Manager or its affiliates in excess of the rate set forth in this section will require the affirmative consent of a majority of the Bonds. Our Manager or an affiliate may elect to waive or defer certain of these fees in its sole discretion. This table assumes that the maximum offering amount of $50,000,000 in the aggregate is raised.

Form of Compensation	Description	Estimated Amount of Compensation

Offering and Organization Stage:

O&O Fee:	Our Manager will receive the O&O Fee equal to 2.00% of gross proceeds. The Manager will pay our actual organization and offering expenses out of the O&O Fee and will be entitled to retain as compensation the excess, if any, of the O&O fee over actual organization and offering expenses. To the extent organizational and offering expenses exceed 2.00% of the gross proceeds raised in the offering, our Manager will pay such amounts without reimbursement from us.	$1,000,000

Operating Stage:

Accountable Expense Reimbursements
Our Manager will be entitled to receive an accountable expense reimbursement for documented expenses of our Manager and its affiliates incurred on behalf of our company that are reasonably necessary for the performance by our Manager of its duties and functions. The accountable expense reimbursement will be reimbursed monthly to our Manager.
		Indeterminable at this time.

LIMITATIONS ON LIABILITY

Our Manager and executive officers, if any are appointed by our Manager, will owe fiduciary duties to our company and our members in the manner prescribed in the Delaware Limited Liability Company Act and applicable case law. Neither our Manager nor any executive officer will owe fiduciary duties to our bondholders. Our Manager is required to act in good faith and in a manner that it determines to be in our best interests. However, nothing in our operating agreement precludes our Manager or executive officers or any affiliate of our Manager or any of their respective officers, directors, employees, members or trustees from acting, as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a member of any company or an administrative official of any other business entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, and neither our company nor any member shall have any right to participate in any manner in any profits or income earned or derived by our Manager or any affiliate thereof or any of their respective officers, directors, employees, members or trustees, from or in connection with the conduct of any such other business venture or activity. Our Manager, its executive officers, any affiliate of any of them, or any shareholder, officer, director, employee, partner, member or any person or entity owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description, provided that such activities do not compete with the business of our company or otherwise breach their agreements with our company; and no member or other person or entity shall have any interest in such other business or venture by reason of its interest in our company.

Our Manager or executive officers have no liability to our company or to any member for any claims, costs, expenses, damages, or losses suffered by our company which arise out of any action or inaction of any manager or executive officer if such manager or executive officer meets the following standards: (i) such manager or executive officer, in good faith, reasonably determined that such course of conduct or omission was in, or not opposed to, the best interests of our company, and (ii) such course of conduct did not constitute fraud, willful misconduct or gross negligence or any breach of fiduciary duty to our company or its members. These exculpation provisions in our operating agreement are intended to protect our Manager and executive officers from liability when exercising their business judgment regarding transactions we may enter into.

Insofar as the foregoing provisions permit indemnification or exculpation of our Manager, executive officers or other persons controlling us from liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification and exculpation is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEPENDENT AUDITORS

The financial statements of our company, which comprise the balance sheet as of November 30, 2020 and the related statements of operations, members' equity and cash flows for the period from November 4, 2020 (date of inception) through November 30, 2020 included in this offering circular and the related notes to those financial statements, have been audited by Lane Gorman Trubitt, LLC, an independent public accounting firm, as stated in their report appearing elsewhere herein.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Bonds, will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Our Manager maintains a website, www.MCIInvest.com, which contains additional information concerning us, our Manager and our Sponsor. We will file, annual, semi-annual and special reports, and other information, as applicable, with the SEC. You may read and copy any document filed with the SEC at the SEC's public company reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, and informational statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

Our company has filed an offering statement of which this offering circular is a part with the SEC under the Securities Act. The offering statement contains additional information about us. You may inspect the offering statement without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

This offering circular does not contain all of the information included in the offering statement. We have omitted certain parts of the offering statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the offering statement, which may be found at the SEC's website at http://www.sec.gov. Statements contained in this offering circular and any accompanying supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

PART F/S

INDEX TO FINANCIAL STATEMENTS

Independent Auditor’s Report	F – 2
Financial Statements
Balance Sheet	F – 3
Statement of Operations	F – 4
Statement of Changes in Member's Capital	F – 5
Statement of Cash Flows	F – 6
Notes to Financial Statements	F – 7

MCI INCOME FUND V, LLC

FINANCIAL STATEMENTS
AND INDEPENDENT AUDITORS’ REPORT

NOVEMBER 30, 2020

MCI Income Fund V, LLC
Balance Sheet
November 30, 2020

Assets
Total assets	$-

Liabilities and Member's Capital
Total liabilities	$-

Total member's capital	$-
Total liabilities and member's capital	$-

MCI Income Fund V, LLC
Statement of Operations
For the period November 4,2020 through November 30,2020

Revenue
Total revenue	$-

Expenses
Total expenses	$-

Net income (loss)	$-

MCI Income Fund V, LLC
Statement of Changes in Member's Capital
For the period January 1,2020 through November 30,2020

Member's capital, January 1,2020	$-

Capital contributions	$-

Capital distributions	$-

Net income (loss)	$-

Member's capital, November 30,2020	$-

MCI Income Fund V, LLC
Statement of Cash Flows
For the period January 1,2020 through November 30,2020

Cash flows from operating activities
Net income (loss)	$-

Adjustments to reconcile net income (loss)	$-
to net cash provided by (used in) operating activities

Net cash provided by (used in) financing activities	$-

Cash flows from financing activities
Net cash provided by (used in) financing activities	$-

Net change in cash and cash equivalents
Cash and cash equivalents, beginning of period	$-

Cash and cash equivalents, end of period	$-

1.
NATURE OF BUSINESS

MCI Income Fund V, LLC (the Company), is a Delaware limited liability company formed to provide financing collateralized by residential and commercial real estate. The Company’s plan is to originate, acquire and manage loans and securities.

The Company formed on November 5, 2020 and has not commenced operations. The Company anticipates raising a maximum of $50 million of pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The Company’s term is indefinite.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.
Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

The Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") is the exclusive reference of authoritative accounting principles recognized by nongovernmental entities with the exception of guidance issued by the Securities and Exchange Commission ("SEC") and its staff.

Member Liability

A Member is not personally liable or bound for the expenses, liabilities or obligations of the Company beyond the amount of such Member’s capital contributions as defined in the Company Agreement. No Member shall be obligated to provide additional capital contributions outside the “original capital contribution” made upon admission to the Company or to make a loan to the Company.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased, to be cash. The Company maintains cash balances in financial institution transactional accounts in Texas, which at times may exceed insured limits. The Company is exposed to credit risk due to current market conditions but has not experienced any loss in such accounts and does not anticipate any loss as a result of such credit risk.

Notes Receivable and Allowance for Losses

Notes receivable are stated at unpaid principal balances. Interest on the notes receivable is recognized over the term of the note and is calculated using the simple-interest method on principal amounts outstanding.

Notes receivable are charged-off to expense when they are deemed uncollectible. Management’s periodic evaluation of uncollectible notes receivable is based on past loss experience, known and other risks inherent in the portfolio, specific impaired notes receivable, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and current economic conditions.

The Company considers a note uncollectible when based on current information or factors, it is probable that the Company will not collect the principal and interest payments according to the note agreement. Management considers many factors in determining whether a note is impaired, such as payment history and value of collateral.

Revenue Recognition

Revenue is derived from interest income earned on notes receivable from related parties. (See Note 4). Interest income is recognized on the accrual basis of accounting, based on the terms of the note receivable agreement.

Expense Recognition

Operating expenses and other related expense are recorded on an accrual basis as incurred.

Income Taxes

The Company has elected to be taxed as a partnership. In lieu of corporation income taxes, the members of the Company are responsible for their pro-rata share of The Company’s taxable income.

The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority.  A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision.  No interest and penalties have been accrued as of November 30, 2020.

Use of Estimates

In preparing the Company’s financial statements, management is required to make estimates and assumptions that affect the collectability of the notes receivable – related parties and the accrued interest on the notes payable, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. It is at least reasonably possible that the estimates will change materially in the near term.

Bonds Payable

The Company issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis.

2.
Allocation of Net Income and Loss

It is anticipated that the Operating Agreement will provide detailed provisions regarding the allocation of net income and losses among the members over the life of the Company. Generally, items of income and expense are allocated among members in proportion to the applicable membership interest.

3.
Bonds Payable

After the close of the initial bond issuance and first full quarter of operations, the Company anticipates making quarterly interest payments to the A-1 and B-1 bondholders at a rate of 7.00% and 7.50% per annum, respectively. The Bonds will be secured by a senior blanket lien on all assets of the Company, including assets acquired with the proceeds of the Company’s offerings (See Note 4).

The maturity date of the bonds will be [June 30, 2025], subject to extensions.

Upon maturity, and subject to the terms and conditions described in the Company’s offering circular, the Bonds will be automatically renewed at the same interest rate for two additional three-year terms, unless redeemed upon maturity at the Company’s or bondholder’s election. If the Bonds are not renewed, the Company will pay the principal remaining on the Bonds in 10 equal payments over the 10 subsequent calendar quarters.  If the Bonds have not covered the initial costs and expenses of the Offering, then the principal remaining on the Bonds will be paid back in 20 equal payments over the subsequent 20 calendar quarters. See “Description of Bonds – Maturity and Renewal” for more information.

4.
RELATED PARTY TRANSACTIONS

The Company will have notes receivable from related parties that share common ownership. The notes will likely bear interest at 11%, which is due monthly, unless accrued, with the principal amount due on [June 30, 2025], unless extended by the borrow pursuant to its terms.

5.
MEMBERS’ EQUITY

The operations of the Company are governed by the Company agreement. The Manager of the Company is Megatel Capital investments, LLC.

6.
COMMITMENTS AND CONTINGENCIES

The Managing Member has incurred and will continue to incur organizational and offering expenses which are reimbursable from the Company, at 2% of total gross proceeds from the Bond offerings. The organizational and offering costs are not represented on the Company’s financial statements due to these being contingent upon a successful completion of the Bond offerings. The Company will expense organization costs when incurred. As of December 31, 2020, there have been approximately $25,000 of organizational costs incurred by the Manager.

The Company has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

7.
SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 30, 2020, which is the date the financial statements were available to be issued.

PART III - EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(1)(a)	Managing Broker-Dealer Agreement by and between International Asset Advisors. and MCI Income Fund V, LLC*

(2)(a)	Certificate of Formation of MCI Income Fund V, LLC

(2)(b)	Limited Liability Company Agreement of MCI Income Fund V, LLC*

(3)(a)	Form of Indenture*

(3)(b)	Form of A-1 Bond*

(3)(c)	Form of B-1 Bond*

(3)(e)	Master Credit Facility*

(4)	Subscription Agreement*

(11)(a)	Consent of Lane Gorman Trubitt, LLC*

(11)(b)	Consent of Kaplan Voekler Cunningham & Frank, PLC**

(12)	Opinion of Kaplan Voekler Cunningham & Frank, PLC regarding legality of the Bonds*

* To be filed by amendment
** Included with the legal opinion provided pursuant to item (12)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on January 4 of 2021.

MCI INCOME FUND V, LLC,
a Delaware limited liability company

By:       Megatel Capital Investments, LLC,
             a Delaware limited liability company
Its:        Sole Member

By:        _________________________
Name:   Zach Ipour
Its:        Co-President (Principal Executive Officer)

By:        _________________________
Name:   Aaron Ipour
Its:        Co-President

By:       _________________________
Name:  Richard Wygle
Its:       Chief Financial Officer of the Sole Member of the Manager
            (Principal Financial Officer and Principal Accounting Officer)